Exhibit (a)(1)(i)

ASSURE HOLDINGS CORP.

OFFER TO EXCHANGE

SHARES OF COMMON STOCK

FOR

OUTSTANDING 9% CONVERTIBLE NOTES DUE 2023 AND 2024

ISSUED BY ASSURE HOLDINGS CORP.

THE CONVERTIBLE NOTE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., DENVER TIME, ON JULY 19, 2024 UNLESS EXTENDED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

The Offer

For a limited period of time, Assure Holdings Corp. (“Assure,” “we,” “us,” or the “Company”) is offering to certain holders of 9% convertible debentures of the Company (“Holders”) issued between December 2019 and April 2020 (the “Assure Convertible Debentures”) the opportunity to exchange, for each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, July 19, 2024, such number of shares of the Company’s common stock (the “Common Stock”) equal to the quotient of $1,000 divided by $0.233 (the “Exchange Price”) (the “Convertible Note Exchange Offer”).

The Offer is not conditioned upon a minimum number of the outstanding Assure Convertible Debentures being tendered for exchange and Assure will take up for exchange any Assure Convertible Debentures deposited prior to the expiration of the Convertible Note Exchange Offer. A Holder who desires to tender Assure Convertible Debentures in the Convertible Note Exchange Offer must tender all of such Holder’s Assure Convertible Debentures.  Partial tenders will not be permitted. Assure Convertible Debentures properly tendered and accepted are revocable until the Expiration Date. The Convertible Note Exchange Offer is subject to customary conditions, which we describe in Section 7 of this Offer Letter.

We are offering pursuant to this Offer Letter the Exchange Consideration, consisting of such number of shares of Common Stock as will be calculated pursuant to the formula set forth above. Assure will not issue fractional shares of Common Stock in connection with the Convertible Note Exchange Offer. Holders otherwise entitled to receive a fractional share will receive a cash payment in an amount equal to product of the Exchange Price multiplied by the fraction of a share to which such Holder is entitled. The material terms of the Convertible Note Exchange Offer are set forth in the section entitled “Eligibility” below. The shares of Common Stock will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).  We have made no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation or recommendation of tenders hereunder.  Any such solicitation or recommendation of tenders by persons other than Assure must not be relied upon by you as having been authorized by Assure.

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “IONM”. The last trading price of our Common Stock on the Nasdaq was $0.233 on June 21, 2024.  We anticipate conducting a reverse stock split prior to the expiration of the Convertible Note Exchange Offer (the “Reverse Stock Split”). Assuming that the Reverse Stock Split is effective prior to the expiration of the Convertible Note Exchange Offer, the number of shares to be delivered per each $1,000 claim will be calculated based on the Exchange Price as adjusted to reflect the Reverse Stock Split and shares of Common Stock to be delivered will be on Reverse Stock Split basis.

Concurrently with the Convertible Note Exchange Offer, the Company is also conducting the following:

•

A registered offering of shares of Common Stock and warrants to purchase shares of Common Stock pursuant to the Company’s registration statement of Form S-1 as filed with the United States Securities and Exchange Commission (the “SEC”) on June 21, 2024 for up to an aggregate amount of gross proceeds of approximately $9 million.

•

Issuing shares of Common Stock to holders of up to $6 million of the Company’s outstanding accounts payable as part of subscriptions for shares of Common Stock, such issuances to occur from time to time as a price per share equal to the Nasdaq Closing Price immediately prior to the signing of the binding agreements for such subscriptions.

•

Exchanging up to $8 million of its outstanding debenture with Centurion Financial Trust into shares of Common Stock at a price per share equal to the Nasdaq Closing Price immediately prior to the signing of the definitive agreement regarding such exchange.

The Offer is made upon the terms and conditions in this Offer Letter and related Letter of Transmittal. The Offer will be open until July 19, 2024, at 11:59 p.m. Denver Time, unless earlier withdrawn or otherwise extended by the Company (the period during which the Convertible Note Exchange Offer is open, giving effect to any withdrawal or further extension, is referred to herein as the “Offer Period”). The Offer is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful. The Company may withdraw the Offer only if the conditions of the Convertible Note Exchange Offer are not satisfied prior to expiration of the Offer Period. Promptly upon any such withdrawal, the Company will return any Assure Convertible Debentures deposited with the Company during the Offering Period.

You may tender your Assure Convertible Debentures on the terms set forth herein. If you elect to tender the Assure Convertible Debentures in response to this Offer, please follow the instructions in this document and the related documents, including the Letter of Transmittal. If you tender the Assure Convertible Debentures, you may withdraw your tendered Assure Convertible Debenture before the expiration of the Offer Period and retain them on their original terms, by following the instructions herein. If the Offer Period is extended, you may withdraw your tendered Assure Convertible Debentures at any time until the expiration of such extended Offer Period. In addition, Assure Convertible Debentures that are not taken up and exchanged by July 22, 2024, may be withdrawn after such date.

Assure Convertible Debentures which are not tendered, or which are tendered and withdrawn in accordance with the procedures herein, will retain their current terms. During the Offer Period, holders of the Assure Convertible Debentures may not transfer their tendered Assure Convertible Debentures.

The Company’s board of directors (the “Board”) has unanimously approved this Convertible Note Exchange Offer. Neither the Board nor any of the Company’s officers or employees, or any other person is, however, making any recommendation as to whether you should exchange your Assure Convertible Debentures. Each Holder must make his, her, or its own decision as to whether to exchange his, her or its Assure Convertible Debentures after reading this Offer Letter and the documents incorporated by reference herein and consulting with their advisors.

We will amend our offering materials, including this Offer Letter, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Holders.

You should evaluate current market quotes for our Common Stock, among other factors, before deciding to participate in this Convertible Note Exchange Offer.

See “Risk Factors” beginning on page 14 for a discussion of risks you should consider before participating in the Convertible Note Exchange Offer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

If you decide to participate in this offer, you must complete and sign the attached Letter of Transmittal and return them to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com, no later than 11:59 p.m., Denver Time, on July 19, 2024. Only responses that are complete, signed and actually received by Mr. Farlinger, as applicable, by the deadline will be accepted. We intend to confirm the receipt of your election form and/or any Withdrawal Form by e-mail within two (2) business days. If you have not received an e-mail confirmation, you must confirm that we have received your Letter of Transmittal and/or any withdrawal form.

You should direct questions about the offer or requests for additional copies of this Offer Letter and the other offer documents to John Farlinger at his office at to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com.

Offer Letter dated June 21, 2024

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE CONVERTIBLE NOTE EXCHANGE OFFER. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE CONVERTIBLE NOTE EXCHANGE OFFER. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER AND EXCHANGE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS CONVERTIBLE NOTE EXCHANGE OFFER HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF THE ASSURE CONVERTIBLE DEBENTURES. DISTRIBUTION OF THIS OFFER TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED AND ANY REPRODUCTION OF THIS CONVERTIBLE NOTE EXCHANGE OFFER TO AMEND RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

THIS OFFERING LETTER DOES NOT CONSTITUTE AN OFFER TO EXCHANGE IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE FEDERAL SECURITIES OR STATE SECURITIES LAWS.

PRIOR TO MAKING A DECISION WITH RESPECT TO THE CONVERTIBLE NOTE EXCHANGE OFFER, HOLDERS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE OFFERING LETTER AND THE MATTERS DESCRIBED IN THIS OFFERING LETTER AND THE LETTER OF TRANSMITTAL.

SUMMARY

Unless the context requires otherwise, the terms “Assure,” the “Company,” “we,” “us” and “our” refer to Assure Holdings Corp., a Nevada corporation, and its consolidated subsidiaries. With respect to any description of the terms of the Convertible Note Exchange Offer, the terms “Assure,” the “Company,” “we,”  “us” and “our” refer only to Assure Holdings Corp. and not its subsidiaries.

This summary highlights some basic information contained, or incorporated by reference, in this Offering Letter to help you understand our business and the Convertible Note Exchange Offer. Because it is a summary, it does not contain all the information that you should consider before participating in the Convertible Note Exchange Offer. You should carefully read this Offering Memorandum and the documents included herewith, including the financial statements and their accompanying notes, to understand fully our business and the Convertible Note Exchange Offer, as well as the other considerations that are important to you in making your investment decision.  You should pay special attention to the “Risk Factors” and the section entitled “Cautionary Note Regarding Forward-Looking Information.”  Certain descriptions in this Offering Letter of provisions of the Assure Convertible Notes are summaries of such provisions and are qualified herein by reference to the Assure Convertible Notes as amended from time to time.  A Copy of the form of Assure Convertible Note is attached as Exhibit (d)(1)(i) of Assure’s Schedule TO, filed with the SEC on June 21, 2024.

Our Business

Overview

Assure is a provider of Intraoperative neuromonitoring (“IONM”). The Company delivers a turnkey suite of clinical and operational services to support surgeons and medical facilities during invasive surgical procedures. IONM has been well established as a standard of care and risk mitigation tool for various surgical verticals such as neurosurgery, spine, cardiovascular, orthopedic, ear, nose, and throat (“ENT”), and other surgical procures that place the nervous system at risk. Accredited by The Joint Commission, Assure’s mission is to provide exceptional surgical care and help make invasive surgeries safer. Our strategy focuses on utilizing best of class personnel and partners to deliver outcomes that are beneficial to all stakeholders including patients, surgeons, hospitals, insurers, and stockholders.

During each procedure, Assure provides two types of services, the Technical Component and Professional Component of IONM. Our in-house Interoperative Neurophysiologists (“INP”) provide the Technical Component IONM services from the operating room throughout the procedure, while telehealth-oriented supervising practitioners provide a level of redundancy and risk mitigation in support of the onsite INPs and the surgical team. In addition, Assure offers a comprehensive suite of IONM services, including scheduling the INP and supervising practitioner, real time monitoring, patient advocacy and subsequent billing and collecting for services provided.

Clinical leadership, surgeon support and patient care are Assure’s cornerstones. We make substantial ongoing investments in our training and development of clinical staff and have created a training program to rigorously train new INPs to cost-effectively join the Assure team. In addition, we have partnered with the internationally renowned Texas Back Institute on clinical research relating to IONM safety and efficacy.

Historically, the foundation of Assure’s business has been providing the Technical Component of IONM via our INP staff. We employ highly trained INPs, which provide a direct point of contact in the operating room during the surgeries to relay critical information to the surgical team. In this one-to-one business model, Assure pairs a team of INPs with third-party surgeons to promote a level of familiarity, comfort and efficiency between the surgeon and the INP. Each INP can support approximately 200 cases annually. Our INPs monitor the surgical procedure using state of the art, commercially available, diagnostic medical equipment. Assure INP’s are certified by a third-party accreditation board, ABRET Neurodiagnostic Credentialing and Accreditation (“ABRET”). The success of our service depends upon the timely recognition and successful interpretation of the data signals by our INPs and remote supervisors to quickly determine if the patient is experiencing a deficiency and advise the surgeon to determine if surgical intervention is required to positively impact the patient and surgery.

Our Strategy

Current Strategy

Assure has made substantial investments to make its revenue cycle management function more data-driven, analytical, and automated. This modernization facilitated successful state-level arbitrations in 2022 and federal arbitrations in 2023. Many IONM competitors, particularly smaller peers that remain reliant on third-party billing companies lack the analytics and transparency to similarly leverage opportunities presented by the arbitration process. The Company intends to continue to seek arbitration opportunities related to uncollected accounts receivable.

During the fourth quarter of 2022 and throughout 2023, the Company exited the majority of business under Assure’s legacy Managed Service Agreement (“MSA”) model in order to keep all revenue generated from services provided by the Professional Component of IONM. The Company expects the remaining MSA relationships to be terminated during 2024.

During September 2023, the Company’s Board of Directors initiated a process to explore strategic alternatives for the business. In consultation with financial and legal advisors, a comprehensive strategic review process began immediately and evaluated a broad range of options to maximize shareholder value. As part of this review process, Assure’s board agreed to conduct an auction process for the sale of its clinical operations. On March 26, 2024, Assure closed the sale transaction resulting in the sale of most of the Company’s clinical operations, equipment, and contracts. As of the filing date of this Quarterly Report on Form 10-Q, Assure is providing IONM services in limited markets, primarily Arizona and Montana.

During February 2024, Assure entered an Agreement and Plan of Merger (the “Merger Agreement”) with Danam Health, Inc. (“Danam”). On June 11, 2024, Assure terminated the Merger Agreement. Assure’s Board of Directors will continue the process of exploring strategic alternatives for the business.

Corporate Structure

Assure Holdings Corp.

Assure Holdings Corp., formerly Montreux Capital Corp, a Canadian Capital Pool Company (“Montreux”), was formed under the British Columbia Business Corporations Act in British Columbia, Canada on September 24, 2007, is a Nevada corporation, existing under the laws of the State of Nevada pursuant to its Articles of Domestication filed with the Nevada Secretary of State on May 15, 2017. A Canadian Capital Pool Company is a special purpose acquisition company organized for the purposes of completing acquisition transactions, known as “qualifying transactions,” with operating companies for the purposes of taking the operating companies public in Canada. Qualifying transactions are subject to Canadian securities laws and exchange listing requirements.

Our Common Stock

Our common stock is listed on the Nasdaq under the symbol “IONM”.

Available Information

Our executive office address is 7887 E. Belleview Ave., Suite 240, Denver, Colorado 80111. The telephone number for our executive office is (720) 287-3093.

We make available, free of charge, on or through our Internet website, at www.assureneuromonitoring.com, our annual reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Our Internet website and the information contained therein or connected thereto are not intended to be, and are not, incorporated into this prospectus.

Recent Developments

On June 11, 2024, Assure terminated is Merger Agreement with Danam. Assure terminated the Merger Agreement based on the Company’s assertion of certain misrepresentations by Danam regarding its representations and warranties set form in Article 4 of the Merger Agreement, including but not limited to, its representations regarding its financial condition and ability to complete the Acquisition Transactions, and the Company’s assertion that Danam was failing to perform its covenants under the Merger Agreement, including but not limited to its covenant to meet the closing condition to complete the Acquisition Transactions prior to or concurrent with the closing of the Merger and such breaches could not be cured within the time periods set forth in Section 8.1(b) thereof.

Background to the Convertible Note Exchange Offer

Assure is conducting the Convertible Note Exchange Offer in an effort to meet the minimum continued listing requirements of the Nasdaq Capital Market.

On July 25, 2023, the Company received a written notice from Nasdaq that, because the closing bid price for the Company’s common stock had fallen below $1.00 per share for 30 consecutive business days, the Company no longer complies with the minimum bid price requirement for continued listing on the Nasdaq.

On August 16, 2023, the Company received notice from the Nasdaq that the Company no longer satisfies the $2.5 million stockholders’ equity requirement for continued listing on the Nasdaq, or the alternatives to that requirement - a $35 million market value of listed securities or $500,000 in net income in the most recent fiscal year or two or the last three fiscal years - as required by Nasdaq Listing Rule 5550(b).

On May 16, 2024, the Company received a written notice from the Nasdaq Hearing Panel that it had granted the Company an extension to regain compliance with the continued listing requirements for the Nasdaq. The Hearings Panel granted the Company an extension until July 22, 2024, by which date the Company will be required to demonstrate compliance with all applicable initial listing requirements for the Nasdaq Capital Market in relation to its completion of its previously announced transaction with Danam.

On June 11, 2024, the Company terminated its agreement with Danam and submitted a new plan of compliance to the Nasdaq Hearing Panel. As of the date hereof, the Company is still awaiting notice from the Nasdaq Hearing Panel whether the Company’s previously granted extension to July 22, 2024 remain in place.

As part of this plan to regain compliance, concurrently with the Convertible Note Exchange Offer, Assure is conducting the following transactions:

•

A registered offering of shares of Common Stock and warrants to purchase shares of Common Stock pursuant to the Company’s registration statement of Form S-1 as filed with the United States Securities and Exchange Commission (the “SEC”) on June 21, 2024 for up to an aggregate amount of gross proceeds of approximately $9 million.

•

Issuing shares of Common Stock to holders of up to $6 million of the Company’s outstanding accounts payable as part of subscriptions for shares of Common Stock, such issuances to occur from time to time as a price per share equal to the Nasdaq Closing Price immediately prior to the signing of the binding agreements for such subscriptions.

•

Exchanging up to $8 million of its outstanding debenture with Centurion Financial Trust into shares of Common Stock at a price per share equal to the Nasdaq Closing Price immediately prior to the signing of the definitive agreement regarding such exchange.

•

A special meeting of the stockholders to consider and approve among other matters: (1) an increase in the Company’s authorized capital to 1,000,000,000 and (2) approval of blank check preferred stock of the Company.

SUMMARY TERMS OF Convertible Note Exchange Offer

•	Subject to the terms and conditions contained in this Offering Letter, we are offering each Holder of Assure Convertible Debentures, the opportunity to exchange all of such Assure Convertible Debentures for shares of Common Stock. Currently, there are approximately $3.1 principal face value of Assure Convertible Debentures outstanding. See “The Convertible Note Exchange Offer – General Terms and Eligibility” beginning on page 20.
•

Pursuant to the Convertible Note Exchange Offer, each Holder who validly tenders and does not revoke all Assure Convertible Debentures held by such Holder will receive the Exchange Consideration, being for each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, July 19, 2024, of Assure Convertible Debentures, such number of shares of Common Stock equal to the quotient of $1,000 divided by $0.233. See “The Convertible Note Exchange Offer – General Terms and Eligibility” beginning on page 20.

•	Holders who tender and do not revoke their Assure Convertible Debentures in the Convertible Note Exchange Offer will not be entitled to any interest on such Assure Convertible Debentures from July 19, 2024, regardless of when the Convertible Note Exchange Offer closes and settles, and any subsequent interest that would otherwise have been earned on such Assure Convertible Debentures will be deemed paid in full upon receipt of the Exchange Consideration in the Convertible Note Exchange Offer. See “The Convertible Note Exchange Offer – General Terms and Eligibility” beginning on page 20.
•	A Holder who desires to tender Assure Convertible Debentures in the Convertible Note Exchange Offer must tender all such Holder’s Assure Convertible Debentures. Partial tenders will not be permitted. Assure Convertible Debentures properly tendered and accepted are revocable until the Expiration Date. See “The Convertible Note Exchange Offer – General Terms and Eligibility” beginning on page 20.
•

Assure will not issue fractional shares of Common Stock in connection with the Convertible Note Exchange Offer. Holders otherwise entitled to receive a fractional share will receive a cash payment in an amount equal to product of the Exchange Price multiplied by the fraction of a share to which such Holder is entitled. See “The Convertible Note Exchange Offer – General Terms and Eligibility” beginning on page 20.

•	The Convertible Note Exchange Offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act. The shares of Common Stock to be issued in the Convertible Note Exchange Offer have not been and will not be registered with the SEC. The shares of Common Stock that you receive in the Convertible Note Exchange Offer, however, are expected to be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act. See “The Convertible Note Exchange Offer – General Terms and Eligibility” beginning on page 20.

•	The Assure Convertible Debentures acquired pursuant to the Convertible Note Exchange Offer will be retired and cancelled by the Company. See “The Convertible Note Exchange Offer – Number of Debentures” beginning on page 21.

Conditions to the Convertible Note Exchange Offer

•	The consummation of the Convertible Note Exchange Offer is not conditioned upon the tender of any minimal number of Assure Convertible Debentures. Assure will take up for exchange any Assure Convertible Debentures deposited prior to the expiration of the Convertible Note Exchange Offer. A Holder who desires to tender Assure Convertible Debentures in the Convertible Note Exchange Offer must tender all of such Holder’s Assure Convertible Debentures. Partial tenders will not be permitted. Assure Convertible Debentures properly tendered and accepted are revocable until the Expiration Date. See “The Convertible Note Exchange Offer – Conditions to the Convertible Note Exchange Offer” beginning on page 21.

Withdrawal Rights

•	Tenders of Assure Convertible Debentures in the Convertible Note Exchange Offer may be withdrawn at any time prior to the Expiration Date, after which such Assure Convertible Debentures may not be withdrawn, To be effective, a completed and signed Withdrawal Form must be delivered to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com no later than 11:59 p.m., Denver Time, on July 19, 2024. Only withdrawals that are complete, signed and actually received by Mr. Farlinger by the deadline will be accepted. Partial revocations are not permitted. See “The Convertible Note Exchange Offer – Withdrawal Rights” beginning on page 24.

Termination

•	Assure reserves the right to terminate the Convertible Note Exchange Offer, in its sole discretion, at any time and for any reason without accepting any of the tendered Assure Convertible Debentures. This right of termination is for the sole benefit of Assure and may be asserted by Assure regardless of the circumstances giving rise to such decision at any time. See “The Convertible Note Exchange Offer – Exchange Offer Period; Extension of Offer; Right to Terminate Offer” beginning on page 21.

Expiration Date

•	The Convertible Note Exchange Offer will expire at 11:59 p.m., Denver time, on July 19, 2024, unless extended. In order to receive shares of Common Stock pursuant to the Convertible Note Exchange Offer, Holders must properly tender (and not validly revoke) their Assure Convertible Debentures prior to the Expiration Date. See “The Convertible Note Exchange Offer – Exchange Offer Period; Extension of Offer; Right to Terminate Offer” beginning on page 21.

Procedures for Tendering Assure Convertible Debentures

•	If you wish to participate in the Convertible Note Exchange Offer, you should deliver the completed and signed Letter of Transmittal along with your Assure Convertible Debenture to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com for receipt no later than 11:59 p.m., Denver Time on July 19, 2024. Only responses that are complete, signed and actually received by Mr. Farlinger by the deadline will be accepted. See “The Convertible Note Exchange Offer – Procedures for Electing to Exchange Assure Convertible Notes” beginning on page 23.

•	The method of delivery of the Letter of Transmittal and all other required documentation is at the election and risk of Holders. If such delivery is by mail, it is suggested that Holders use properly insured registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery prior to such date. Delivery will be deemed made when actually received or confirmed by the Exchange Agent. See “The Convertible Note Exchange Offer – Procedures for Electing to Exchange Assure Convertible Notes” beginning on page 23.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth a summary of the historical audited consolidated financial data of Assure as at and for the fiscal years ended December 31, 2023 and 2022 and the unaudited consolidated condensed financial data as at and for the periods ended March 31, 2024 and 2023. The historical summary consolidated financial data set forth in the following tables has been derived from Assure’s consolidated financial statements included elsewhere in this Offering Letter. You should read this data together with Assure’s consolidated financial statements and the related notes appearing elsewhere in this Offer Letter and the information included under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Assure’s historical results are not necessarily indicative of our future results.

Selected Condensed Consolidated Statements of Operations

(expressed in thousands of United States Dollars, except share amounts)

	Three months ended March 31,		Year ended December 31,
	2024	2023	2023	2022
Total operating expenses	$3,730	$3,213	$17,888	$19,984

Loss from operations	(4,196)	(3,777)	(20,082)	(22,045)
Net Loss	(3,761)	(3,144)	(26,078)	(30,112)
Loss per share from continuing operations, basic and diluted	(0.67)	(3.38)	(5.01)	(30.42)
Income (Loss) per share from discontinued operations, basic and diluted	0.13	0.40	(1.08)	(9.64)
Loss per share, basic and diluted	$(0.54)	$(2.98)	$(6.10)	$(40.06)
Weighted average shares to compute net loss per share, basic and diluted	6,999,879	1,054,933	4,276,820	751,659

Selected Consolidated Balance Sheet Data

(expressed in thousands of United States Dollars, except share amounts)

	March 31,	December 31,
	2024	2023	2022
Cash	$376	$123	$905
Total current assets	$3,728	$6,723	$23,261
Total assets	$4,440	$7,514	$24,249
Current liabilities	$22,751	$22,218	$4,971
Total liabilities	$23,050	$22,849	$18,784
Total shareholders’ (deficit) equity	$(18,610)	$(15,335)	$5,465
Total liabilities and stockholder’s (deficiency) equity	$4,440	$7,514	$24,249

UNAUDITED PRO FORMA SUMMARY CONSOLIDATED FINANCIAL DATA

The following pro forma summary consolidated financial data as of and for the period ended March 31, 2024, and for the year ended December 31, 2023 have been derived by the application of pro forma adjustments to our historical consolidated financial statements incorporated by reference in this Offering Letter.  The pro forma summary consolidated balance sheet data as of March 31, 2024, gives effect to the Convertible Note Exchange Offer, excluding fees and expenses, as if it had occurred on the date of the consolidated balance sheet.  The unaudited pro forma consolidated statements of operations data for the period ended March 31, 2024, and the year ended December 31, 2023 give effect to the Convertible Note Exchange Offer as if each had occurred on January 1, 2023.  The unaudited pro forma summary consolidated financial data do not give effect to (i) Assure’s anticipated equity financing, (ii) the proposed conversion into shares of Common Stock of up to $8 million of the debenture held by Centurion or (iii) the issuance of shares of Common Stock upon the settlement of up to $6 million of outstanding accounts payable.

The pro forma summary consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that actually would have been reported had the Convertible Note Exchange Offer been completed, nor is it indicative of our financial position or results of operations.  The pro forma consolidated financial data assume that 100% of our outstanding Assure Convertible Debentures are exchanged for, and automatically converted into, Common Stock pursuant to the Convertible Note Exchange Offer.

The pro forma summary consolidated financial data excludes the non-recurring impacts of the Convertible Note Exchange Offer, including (i) the impact on our deferred tax assets and valuation allowance from changes in our expectations regarding the ability to utilize tax planning strategies and the impact of the Convertible Note Exchange Offer on our net operating losses, and (ii) debt extinguishment gains, including the debt extinguishment gain that would result from the Convertible Note Exchange Offer, which would be the difference between the fair value of the Common Stock offered by us and the carrying amount of the extinguished debt plus the allocable transaction costs of the Convertible Note Exchange Offer.

The pro forma summary consolidated financial data are unaudited and based on assumptions that we believe are reasonable and should be read in conjunction with “Summary Consolidated Historical Financial Data,” and “Unaudited Pro Forma Consolidated Financial Data” beginning on pages 5 and 34, respectively, and the consolidated financial statements and related notes from our Annual Report on Form 10-K for the year ended December 31, 2023 incorporated by reference in this Offering Letter.  See “Unaudited Pro Forma Consolidated Financial Data” beginning on page 34 for the complete pro forma balance sheet and consolidated statement of operations related to the Convertible Note Exchange Offer.

Pro Forma Selected Consolidated Balance Sheet Data

(expressed in thousands of United States Dollars, except share amounts)

	Historical	Tender Offer		Proforma
	March 31, 2024	Adjust		March 31, 2024
	(unaudited)	(unaudited)		(unaudited)
ASSETS
Current assets
Cash	$376	$—		$376
Total assets	$4,440	$—		$4,440
Accounts payable and accrued liabilities	$7,788	(366)	1	$7,422
Current portion of debt	13,426	(3,048)	2	10,378
Total current liabilities	22,751	(3,414)		19,337
Total liabilities	23,050	(3,414)		19,636
Additional paid-in capital	55,799	3,414	1, 2	59,213
Accumulated deficit	(74,417)	—		(74,417)
Total shareholders’ equity (deficit)	(18,610)	3,414		(15,196)
Total liabilities and shareholders’ equity (deficit)	$4,440	$—		$4,440

Pro Forma Selected Consolidated Balance Sheet Data

(expressed in thousands of United States Dollars, except share amounts)

	Historical			Proforma
	Three months ended	Tender Offer		Three months ended
	March 31, 2024	Adjust		March 31, 2024
	(unaudited)	(unaudited)		(unaudited)
Interest expense	(527)	75	3	(452)
Total other expense, net	(473)	75		(398)
Loss from continuing operations before income taxes	(4,669)	75		(4,594)
Loss from continuing operations	(4,669)	75		(4,594)
Net loss	$(3,761)	$75		$(3,686)
Loss per share
Basic	$(0.54)	$0.01		$(0.53)
Diluted	$(0.54)	$0.01		$(0.53)
Weighted average number of shares used in per share calculation – basic and diluted	6,999,879	6,999,879		6,999,879

Pro Forma Selected Condensed Consolidated Statements of Operations

(expressed in thousands of United States Dollars, except share amounts)

	Historical			Proforma
	Year ended	Tender Offer		Year ended
	December 31, 2023	Adjust		December 31, 2023
	(unaudited)	(unaudited)		(unaudited)
Interest expense	(2,031)	300	3	(1,731)
Loss from discontinued operations, net of tax	(4,631)	—	5	(4,631)
Net loss	$(26,078)	$300		$(25,778)
Loss per share
Basic	$(6.10)	$0.07		$(6.03)
Diluted	$(6.10)	$0.07		$(6.03)
Weighted average number of shares used in per share calculation – basic and diluted	4,276,820	4,276,820		4,276,820

Questions & Answers

The following are answers to some of the questions that you may have about this Convertible Note Exchange Offer. You should carefully read this entire offer, the accompanying letter from John Farlinger dated June 21, 2024, and the Letter of Transmittal and Withdrawal Form together with their associated instructions. This Convertible Note Exchange Offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer Letter and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Q1. What is the Convertible Note Exchange Offer?

A1. This Convertible Note Exchange Offer is a voluntary opportunity for you, if you are an eligible Holder, to the exchange of your outstanding Assure Convertible Debentures for the Exchange Consideration being:

For each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, July 19, 2024, of Assure Convertible Debentures, such number of shares of Common Stock equal to the quotient of $1,000 divided by $0.233.

Terms Used in This Convertible Note Exchange Offer

The following are some terms that are frequently used in this Offer document.

•	“Assure Convertible Debenture” refers to all 9% convertible debentures of Assure issued between November 2019 and April 2020 that may be exchanged pursuant to this offer, as described in Q&A 3 and Section 1 of the Offer Letter document.
•	“Eligible Holder” refers to a holder of an Assure Convertible Debenture that meets the eligibility requirements set forth in “The Offer – 1. Eligibility” below.
•	“Exchange Consideration” means the calculated number of shares of Common Stock to be delivered for each $1,000 claim of Assure Convertible Debentures tendered in this Convertible Note Exchange Offer, pursuant to the calculation set forth in Q1 above.
•	“executive officers” refers to those officers of the Company listed on Schedule A to this Offer Letter, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.
•	“Expiration Date” refers to the date that this offer expires. The expiration date will be July 19, 2024 at 11:59 p.m., Denver Time, unless the offer is extended. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.
•	“Offer Period” or “Offering Period” refers to the period from the commencement of this Convertible Note Exchange Offer to the expiration date. This period will commence on June 21, 2024, and end at 11:59 p.m., Denver Time, on July 19, 2024, unless the offer is extended.

Q2. Who is eligible to participate in this Offer?

A2. You may participate in this offer if you are the original holder or permitted transferee of the Assure Convertible Debentures and you also meet the eligibility criteria set forth in “The Convertible Note Exchange Offer - General Terms and Eligibility” below.

Q3. Which debentures of Assure are eligible for exchange in this Offer?

A3. All Assure Convertible Debentures outstanding during the Offer Period are eligible for exchange into the Exchange Consideration. Assure is offering the Exchange Consideration for any and all Assure Convertible Debentures.

Q4. How do I participate in this Convertible Note Exchange Offer?

A4. If you choose to participate in this Convertible Note Exchange Offer, you must do the following no later than 11:59 p.m. Denver Time on July 19, 2024 (the expiration date):

1.	Properly complete, sign and date the attached Letter of Transmittal (the “Letter of Transmittal”).

2.	Deliver the completed and signed Letter of Transmittal along with your Assure Convertible Debenture to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com for receipt no later than 11:59 p.m., Denver Time on July 19, 2024. Only responses that are complete, signed and actually received by Mr. Farlinger by the deadline will be accepted.

This is a one-time offer. We reserve the right to reject any Letters of Transmittal that we reasonably determine are not in appropriate form, are not made by an Eligible Holder or that we determine are unlawful to accept. Subject to the terms and conditions of this Offer Letter, we will accept all properly completed documents promptly after the expiration of this Convertible Note Exchange Offer. (See Section 4)

Your election to participate becomes irrevocable after 11:59 p.m. Denver Time, July 19, 2024, unless the Convertible Note Exchange Offer is extended past that time, in which case your election will become irrevocable after the new expiration date.

We may extend this Convertible Note Exchange Offer. If we extend this Convertible Note Exchange Offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Denver Time, on the U.S. business day following the previously scheduled Expiration Date.

Only responses that are complete, signed and actually received by the deadline will be accepted. We intend to confirm the receipt of your Letter of Transmittal, and/or any Withdrawal Form by e-mail within two (2) U.S. business days of our receipt thereof. If you have not received an e-mail confirmation, you must confirm that we have received your Letter of Transmittal or Withdrawal Form.

Q5. Why is Assure making this Convertible Note Exchange Offer?

A5. We are making this Convertible Note Exchange Offer as part of a series of transactions to gain compliance with the listing requirements of the Nasdaq Capital Market.

On July 25, 2023, the Company received a written notice from Nasdaq that, because the closing bid price for the Company’s common stock had fallen below $1.00 per share for 30 consecutive business days, the Company no longer complies with the minimum bid price requirement for continued listing on the Nasdaq.

On August 16, 2023, the Company received notice from the Nasdaq that the Company no longer satisfies the $2.5 million stockholders’ equity requirement for continued listing on the Nasdaq, or the alternatives to that requirement - a $35 million market value of listed securities or $500,000 in net income in the most recent fiscal year or two or the last three fiscal years - as required by Nasdaq Listing Rule 5550(b).

On May 16, 2024, the Company received a written notice from the Nasdaq Hearing Panel that it had granted the Company an extension to regain compliance with the continued listing requirements for the Nasdaq. The Hearings Panel granted the Company an extension until July 22, 2024, by which date the Company will be required to demonstrate compliance with all applicable initial listing requirements for the Nasdaq Capital Market in relation to its completion of its previously announced transaction with Danam.

On June 11, 2024, the Company terminated its agreement with Danam and submitted a new plan of compliance to the Nasdaq Hearing Panel. As of the date hereof, the Company is still awaiting notice from the Nasdaq Hearing Panel whether the Company’s previously granted extension to July 22, 2024 remain in place.

As submitted to the Nasdaq Hearing Panel, this Convertible Note Exchange Offer is part of a series of transaction meant to meet the listing requirements of the Nasdaq by July 22, 2024, as follows:

•

A registered offering of shares of Common Stock and warrants to purchase shares of Common Stock pursuant to the Company’s registration statement of Form S-1 as filed with the United States Securities and Exchange Commission (the “SEC”) on June 21, 2024 for up to an aggregate amount of gross proceeds of approximately $9 million.

•

Issuing shares of Common Stock to holders of up to $6.0 of the Company’s outstanding accounts payable as part of subscriptions for shares of Common Stock, such issuances to occur from time to timr as a price per share equal to the Nasdaq Closing Price immediately prior to the signing of the binding agreements for such subscriptions.

•

Exchanging up to $8 million of its outstanding debenture with Centurion Financial Trust into shares of Common Stock at a price per share equal to the Nasdaq Closing Price immediately prior to the signing of the definitive agreement regarding such exchange.

•

A special meeting of the stockholders to consider and approve among other matters: (1) an increase in the Company’s authorized capital to 1,000,000,000 and (2) approval of blank check preferred stock of the Company.

If all, or most Holders elect not to exchange their Assure Convertible Debentures, the Company may not meet the listing standards of the Nasdaq Capital Market, may not be able to complete its transactions as contemplated above, will remain in default under the Assure Convertible Debentures and may end up declaring bankruptcy.

For further discussion, see Section 3.

Q6. If I decide to participate in the Offer, what will happen to my current Assure Convertible Debentures?

A6. If you elect to participate in the Convertible Note Exchange Offer and have your Assure Convertible Debenture(s) tendered for exchange, your Assure Convertible Debenture will be exchanged for the Exchange Consideration on the same day as the Expiration Date. The Expiration Date will be 11:59 pm Denver Time on July 19, 2024, unless the Offer Period is extended. As of that date, you will have exchanged your Assure Convertible Debentures for the Exchange Consideration.

Q7. When will I receive my Exchange Consideration?

A7. If accepted, we will exchange your Assure Convertible Debentures for the Exchange Consideration within 2 trading days of July 19, 2024.

Q8. Am I required to participate in this Convertible Note Exchange Offer?

A8. No. Participation in this Convertible Note Exchange Offer is completely voluntary but strongly encouraged.

Q9. If I decide not to participate in the Convertible Note Exchange Offer, what will happen to my Assure Convertible Debentures?

A9. If you decide not to participate in the Convertible Note Exchange Offer, your Assure Convertible Notes will remain outstanding subject to the their current terms and conditions.

Q10. What are the tax consequences to my participation in the offer?

A10. The Convertible Note Exchange Offer may constitute a tax-deferred recapitalization or a taxable exchange for U.S. federal income tax purposes. For a summary of certain material U.S. federal income tax consequences resulting from participation in the Convertible Note Exchange Offer, please refer to the discussion below under the heading “Certain Material United States Federal Income Tax Considerations”. All Holders should consult their own tax advisors regarding the potential U.S. federal, state, local and non-U.S. tax consequences of participating in the offer in light of each Holder’s personal circumstances.

Q11. May I tender only a portion of the Assure Convertible Debentures that I hold? If I hold multiple Assure Convertible Debentures, can I choose which Assure Convertible Debentures I want to exchange?

A11. No. If you choose to participate in the Convertible Note Exchange Offer, you must exchange all of your Assure Convertible Debentures pursuant to the terms of the Convertible Note Exchange Offer.

Q12. Once I have agreed to participate in the Convertible Note Exchange Offer, is there anything I must do to receive the Exchange Consideration?

A12. Once you have agreed to participate in this Convertible Note Exchange Offer and completed and submitted the appropriate forms there is nothing that you must do to receive your Exchange Consideration. If accepted, your Assure Convertible Debenture will be exchanged as of the date the offer expires and the Exchange Consideration will be sent to you within 2 trading days.

Q13. How will the Company confirm to me that my Letter of Transmittal or Withdrawal Form has been received?

A13. We intend to confirm the receipt of your Letter of Transmittal or any Withdrawal Form by e-mail within two (2) business days or in the event that you do not have an email address by letter delivered by overnight courier. If you have not received an e-mail confirmation or letter, you must confirm that we have received your documents and payment.

Q14. What will be the financial accounting impact to the Company of converting the Assure Convertible Debentures?

A14. Under current financial accounting rules, following the Convertible Note Exchange, the current liability on the Company’s balance sheet for the Assure Convertible Debentures exchanged will be eliminated and there will be an increase in stated capital and additional paid in capital all a corresponding amount, resulting in an increase in stockholder’s equity on the balance sheet.

Q15. How does Assure determine whether an Assure Convertible Debenture has been properly tendered?

A15. We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any Assure Convertible Debenture. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any form or any Assure Convertible Debenture tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Assure Convertible Debentures that are not validly withdrawn, subject to the terms of this Convertible Note Exchange Offer. No tender of Assure Convertible Debentures will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities, and we will not incur any liability for failure to give any notice.

Q17. When does the Convertible Note Exchange Offer expire?

A17. Unless earlier terminated by us, the Convertible Note Exchange Offer will expire at 11:59 p.m., Denver time, on July 19, 2024, or at such other time if this date is extended by us.  Assure Convertible Debentures tendered may be validly withdrawn at any time before 11:59 p.m., Denver time, on the Expiration Date, but not thereafter.

Q18. If you extend the Convertible Note Exchange Offer, how will you notify me?

A18. If we extend this Convertible Note Exchange Offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Denver Time, on the next business day following the previously scheduled Expiration Date.

Q19. How will you notify me if the Convertible Note Exchange Offer is changed?

A19. If we change the Convertible Note Exchange Offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Denver Time, on the next business day following the day we change the Convertible Note Exchange Offer.

Q20. Can I change my mind and withdraw from this Convertible Note Exchange Offer?

A20. Yes. You may change your mind after you have submitted a Letter of Transmittal and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Letter of Transmittal or Withdrawal Form we receive before the Expiration Date.

Q21. How do I withdraw my election?

A21. To withdraw your election, you must do the following before the Expiration Date:

1.	Properly complete, sign and date the attached Withdrawal Form.

2.	Deliver the completed and signed Withdrawal Form to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com no later than 11:59 p.m., Denver Time, on July 19, 2024. Only withdrawals that are complete, signed and actually received by Mr. Farlinger by the deadline will be accepted.

Q22. What if I withdraw my election and then decide again that I want to participate in this Convertible Note Exchange Offer?

A22. If you have withdrawn your election to participate and then decide again that you would like to participate in this Convertible Note Exchange Offer, you may re-elect to participate by submitting a new properly completed Letter of Transmittal before the expiration date. The new Letter of Transmittal must be signed and dated after the date of your Withdrawal Form. Keep in mind that you may change your mind as many times as you wish, but you will be bound by the last properly submitted election or Withdrawal Form we receive before the expiration date.

Q23. Are any Assure Convertible Debentures held by Assure directors or officers?

A23. No. To our knowledge, none of our directors or executive officers beneficially holds Assure Convertible Debentures.

Q24. Will Assure receive any cash proceeds from the Convertible Note Exchange Offer?

A24. No. We will not receive any cash proceeds from the Convertible Note Exchange Offer.

Q25. What risks should I consider in deciding whether or not to tender any or all of my Assure Convertible Debentures?

A25. In deciding whether to participate in the Convertible Note Exchange Offer, you should carefully consider the discussion of risks and uncertainties pertaining to the Convertible Note Exchange Offer, and those affecting our businesses, and the other risks described in this section “Questions and Answers” in the section entitled “Risk Factors” and in the documents incorporated by reference in this Offering Letter.

Q26. Will the shares of Common Stock received by tendering Holders of Assure Convertible Debentures be freely tradable?

A.26. This Convertible Note Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act, contained in Section 3(a)(9) of the Securities Act. Shares of Common Stock received in exchange for the Assure Convertible Debentures tendered pursuant to this Convertible Note Exchange Offer will not be restricted securities for purposes of the Securities Act and will be freely tradable without regard to any holding period by those tendering Holders who are not our “affiliates” (as defined in the Securities Act). Shares of Common Stock issued pursuant to this Convertible Note Exchange Offer to a Holder of Assure Convertible Debentures who is deemed to be an affiliate of ours must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 of the Securities Act.

Q27. Where is the Common Stock to be issued in the Convertible Note Exchange Offer be listed for trading?

A.27. Our Common Stock is traded on the Nasdaq Capital Market under the symbol “IONM.” The last trading price of our Common Stock on the Nasdaq Capital Market was $0.22 on June 18, 2024.

Q28. How does the amount of consideration that I will receive if I validly tender Assure Convertible Debentures in the Convertible Note Exchange Offer compare to the amount of Common Stock that I would otherwise receive upon conversion of my Assure Convertible Debentures?

A.28. If you do not participate in the Convertible Note Exchange Offer, you will continue to be able to voluntarily convert your Assure Convertible Debentures into shares of Common Stock based on the current conversion rate of $140 per share or 7.14 shares of Common Stock per $1,000 claim.

If you validly tender Assure Convertible Debentures in the Convertible Note Exchange Offer and we accept them for exchange, you will be entitled to receive, for each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, July 19, 2024, of Assure Convertible Debentures, such number of shares of Common Stock equal to the quotient of $1,000 divided by the lower of (i) the Closing Price of the Common Stock as of Expiration Date (as defined below) being the last Closing Price before the Convertible Note Exchange Offer ends and the exchange of Assure Convertible Debentures becomes a binding obligation; or (ii) the average Closing Price of the Common Stock for the five trading day period ending on and including the Expiration Date.

If the Convertible Note Exchange Offer has expired on June 18, 2024, the Exchange Consideration would have equaled 4,545 shares per $1,000 claim, an approximate conversion rate of $0.22 per share.

Q29. What other rights will I lose if I tender my Assure Convertible Debentures in the Convertible Note Exchange Offer?

A29. If you validly tender your Assure Convertible Debentures and we accept them for exchange, you will lose the rights of a Holder of Assure Convertible Debentures. For example, you would lose the right to any interest from July 19, 2024, regardless of when the Convertible Note Exchange Offer closes and settles. You would also lose your rights as our creditor. See “Comparison of Rights of Holders of Assure Convertible Debentures and Holders of Assure Common Stock.”

Q30. Under what circumstances can the Convertible Note Exchange Offer be extended, amended or terminated?

A30. We reserve the right to extend the Convertible Note Exchange Offer for any reason or no reason at all.  We also expressly reserve the right, at any time or from time to time, to amend the terms of the Convertible Note Exchange Offer in any respect prior to the Expiration Date of the Convertible Note Exchange Offer.  Further, we may be required by law to extend the Convertible Note Exchange Offer if we make a material change in the terms of the Convertible Note Exchange Offer or in the information contained in this Offering Letter or waive a material condition to the Convertible Note Exchange Offer.  During any extension of the Convertible Note Exchange Offer, Assure Convertible Debentures that were previously tendered and are not validly withdrawn will remain subject to the Convertible Note Exchange Offer.  We reserve the right, in our sole and absolute discretion, but subject to applicable law, to terminate the Convertible Note Exchange Offer at any time prior to the Expiration Date.  If the Convertible Note Exchange Offer are terminated, no Assure Convertible Debentures will be accepted for purchase, and any Assure Convertible Debentures that have been tendered will be returned to the Holder. For more information regarding our right to extend, amend or terminate the Convertible Note Exchange Offer, see “The Convertible Note Exchange Offer—Expiration of the Convertible Note Exchange Offer; Extension of Offer; Right to Terminate Offer.”

Q31. Will I have to pay any fees or commissions if I tender my Assure Convertible Debentures?

A31. Tendering Holders are not obligated to pay brokerage fees or commissions.

Q32. Is Assure making a recommendation regarding whether I should participate in the Convertible Note Exchange Offer?

A32. We are not making any recommendation regarding whether you should tender or refrain from tendering your Assure Convertible Debentures for exchange in the Convertible Note Exchange Offer. Accordingly, you must make your own determination as to whether to tender your Assure Convertible Debentures for exchange in the Convertible Note Exchange Offer.  Before making your decision, we urge you to read this Offering Letter carefully in its entirety, including the information set forth in the section of this Offering Letter entitled “Risk Factors,” and the other documents incorporated by reference in this Offering Letter. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Q33. Who can I talk to if I have questions about the Offer, or if I need additional copies of the offer documents?

A33. For assistance with questions or for additional copies of documents, you should contact Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com.

RISK FACTORS

Participating in the Convertible Note Exchange Offer involves a number of risks, including those described below. You should carefully consider these risks and are encouraged to speak with your own personal financial planner or other investment and tax advisor as necessary before deciding to participate in the Convertible Note Exchange Offer. In addition, we strongly urge you to read the sections in this Offer Letter discussing the tax consequences in the United States, as well as the rest of this Offer Letter for a more in- depth discussion of the risks that may apply to you before deciding to participate in the Convertible Note Exchange Offer.

Risks to Holders Related to the Convertible Note Exchange Offer

The market price of the Common Stock could decrease as a result of the impact of the significant increase in the number of our outstanding shares that may result from the issuance of shares of Common Stock in the Convertible Note Exchange Offer, our proposed equity financing, our proposed conversion of the Centurion debenture and our proposed issuance of shares of Common Stock in settlement of outstanding accounts payable and from additional exchanges we may pursue in the future.

As of June 21, 2024, we have approximately 9,000,000 outstanding shares of Common Stock, the majority of which are transferable without restriction or further registration under the Securities Act, except for any shares held by our affiliates.  As of that date, we also had outstanding warrants exercisable to acquire up to 186,328 shares of Common Stock with an average weighted exercise price of $69.92, options held by management and directors to purchase approximately 14,395 shares of our Common Stock and the Assure Convertible Debentures convertible into approximately 30,584 shares of Common Stock.

Assuming that all approximately $3.1 million face value of the Assure Convertible Debentures are exchanged for Common Stock in the Convertible Note Exchange Offer, we would issue approximately 13.3 million shares of Common Stock in the Convertible Note Exchange Offer.

Moreover, (i) assuming the conversion of $8 million of the Centurion debenture at the same $0.233 price per share, we would issue approximately 34.3 million shares of Common Stock, (ii) assuming the issuance of shares of Common Stock on settlement of $6.0 million of outstanding accounts payable at the same $0.233 price per share, we would issue approximately 25.8 million shares of Common Stock, and (iii) assuming the completion of the equity offering at the same price per share, we would issue 38.6 million shares of Common Stock and reserve for issuance an additional 38.6 million shares of Common Stock upon exercise of warrants immediately exercisable upon closing of the financing (with an additional 116 million shares of Common Stock to be reserved for issuance on additional warrants pending stockholder approval thereof).

In aggregate, this could result in the issuance of approximately 112 million shares of Common Stock, including the Convertible Note Exchange Offer, and the reservation of 38.6 million additional shares of Common Stock upon exercise of warrants (and an additional 116 million shares of Common Stock upon stockholder approval).

The impact of the issuance of a significant amount of Common Stock may place substantial downward pressure on the market price of our Common Stock.

Outside of the shares of Common Stock to be issued in exchange for the settlement of accounts payable, the Common Stock issued pursuant to the above transactions is expected to be freely tradable and will not constitute “restricted securities” as defined in Rule 144 of the Securities Act and may generally be resold by a holder who is not (i) an “affiliate” of Assure within the meaning of Rule 144 of the Securities Act or (ii) a broker-dealer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Common Stock was acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of Common Stock.

The sale or expectation of sales of a large number of shares of Common Stock in the public market might negatively affect the market price of our Common Stock.

We have not been in compliance with the requirements of the NASDAQ for continued listing and if NASDAQ does not concur that we have adequately remedied our non-compliance, our common stock may be delisted from trading on NASDAQ, which could have a material adverse effect on us and our stockholders.

On July 25, 2023, the Company received a written notice from Nasdaq that, because the closing bid price for the Company's common stock had fallen below $1.00 per share for 30 consecutive business days, the Company no longer complies with the minimum bid price requirement for continued listing on the Nasdaq.

The Bid Price Deficiency Letter has no immediate effect on the continued listing status of the Company's Common Stock on The Nasdaq Capital Market, and, therefore, the Company's listing remains fully effective.

The Company is provided a compliance period of 180 calendar days from the date of the Bid Price Deficiency Letter, or until January 22, 2024, to regain compliance with the minimum closing bid requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A). If at any time before January 22, 2024, the closing bid price of the Company’s Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, subject to Nasdaq’s discretion to extend this period pursuant to Nasdaq Listing Rule 5810(c)(3)(G) to 20 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with the minimum bid price requirement, and the matter would be resolved. If the Company does not regain compliance during the compliance period ending January 22, 2024, then Nasdaq may grant the Company a second 180 calendar day period to regain compliance, provided the Company meets the continued listing requirement for market value of publicly-held shares and all other initial listing standards for The Nasdaq Capital Market, other than the minimum closing bid price requirement, and notifies Nasdaq of its intent to cure the deficiency.

On August 16, 2023, the Company received notice from the Nasdaq that the Company no longer satisfies the $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market, or the alternatives to that requirement - a $35 million market value of listed securities or $500,000 in net income in the most recent fiscal year or two or the last three fiscal years - as required by Nasdaq Listing Rule 5550(b) (the “Equity Requirement”).

As with the Bid Price Deficiency Letter, the Staff’s notification has no immediate effect on the Company’s continued listing on The Nasdaq Capital Market.

In accordance with the Nasdaq Listing Rules, the Company was provided 45 calendar days, or until October 2, 2023, to submit a plan to regain compliance with the Equity Requirement (the “Compliance Plan”). The Company submitted its Compliance Plan on October 2, 2023. On November 1, 2023, the Staff provided notice to the Company that the Staff had granted an extension until January 22, 2024 to complete certain key steps of the Company’s compliance plan.

Based on the Company’s representations made in its compliance plan submitted to the Staff, on November 1, 2023, the Staff granted the Company an extension until January 22, 2024, to regain compliance with the Equity Requirement. However, the Staff indicated in the Determination Letter that, pursuant to Listing Rule 5810(d)(2), this deficiency serves as an additional and separate basis for delisting, and as such, the Company should address its non-compliance with the Equity Requirement before the Panel, if it appeals the Staff’s determination, which the Company has done.

On January 24, 2024, the Company received a determination letter (the “Determination Letter”) from the Staff stating that it had not regained compliance with Listing Rule 5550(a)(2) and is not eligible for a second 180-day period to regain compliance. The Company appealed the Staff’s determination, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series and had a hearing with a Nasdaq Hearings Panel (the “Panel”) on April 9, 2024.

On May 16, 2024, the Company received a written notice from the Panel that it has granted the Company an extension to regain compliance with the continued listing requirements for The Nasdaq Capital Market (the “Panel Decision”). The Hearings Panel granted the Company an extension until July 22, 2024, by which date the Company will be required to demonstrate compliance with all applicable initial listing requirements for the Nasdaq Capital Market in relation to its completion of its previously announced transaction with Danam.

On June 11, 2024, the Company terminated its agreement with Danam and on June 14, 2023, the Company submitted a new compliance plan to the Panel for consideration, which plan details the transaction detailed herein, being this Convertible Note Exchange Offer, the S-1 equity financing, the conversion of Centurion debt and the issuance of shares upon settlement of account payable. The Company has not received any communication from the Panel regarding its submitted compliance plan.

There can be no assurance that the Company’s plan as presented to the Panel will be accepted by the Panel or that, if it is, the Company will be able to regain compliance with the applicable Nasdaq listing requirements, or that a Panel will stay the suspension of the Company’s securities. Specifically, since the Company has terminated its transaction with Danam, there is risk that the Panel will withdraw its extension of time to July 22, 2024.

If Nasdaq delists our common stock from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We have not paid cash dividends on our Common Stock and do not currently anticipate doing so in the foreseeable future.

We have not paid cash dividends to date on our Common Stock and do not currently anticipate paying any cash dividends on our Common Stock in the foreseeable future.

Any future acquisition of any Assure Convertible Debentures that are not tendered in the Convertible Note Exchange Offer may be on terms more or less favorable than the terms of this Convertible Note Exchange Offer.

We or our affiliates may seek to acquire Assure Convertible Debentures that are not tendered in the Convertible Note Exchange Offer through privately negotiated transactions, other tender or exchange offers or otherwise. Any such transactions will occur upon the terms and at the prices as we or our affiliates may determine in our or their sole discretion, which may be more or less favorable than the terms of the Convertible Note Exchange Offer, and could be for cash or other consideration. We or our affiliates may choose to pursue any or none of these alternatives, or combinations thereof, in the future.

Holders may not receive Exchange Consideration in the Convertible Note Exchange Offer if the procedures for the Convertible Note Exchange Offer are not followed.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any Assure Convertible Debentures. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any form or any Assure Convertible Debentures tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Assure Convertible Debentures that are not validly withdrawn, subject to the terms of this Convertible Note Exchange Offer. No tender of Assure Convertible Debentures will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities, and we will not incur any liability for failure to give any notice.

Tenders are irrevocable after the Withdrawal Deadline.

Any Assure Convertible Debentures validly tendered prior to the Withdrawal Deadline that are not validly withdrawn prior to the Withdrawal Deadline may not be withdrawn on or after the Withdrawal Deadline, and Assure Convertible Debentures validly tendered on or after such Withdrawal Deadline may not be withdrawn, subject to limited circumstances described herein.

If not all holders tender their Assure Convertible Debentures, we will incur ongoing obligations related to the Assure Convertible Debentures, our compliance plan with the Nasdaq may fail, Centurion may foreclose on its security interest in the Company and any remaining Assure Convertible Debentures will remain in default and may not be paid.

If you decide not to participate in the Convertible Note Exchange Offer, the Company may fail to meet its stated requirements in the compliance plan it submitted to the Panel which could result in the Common Stock being delisted from the Nasdaq Capital Market. The Company’s compliance plan contemplates the tender of at least $2.5 million of the outstanding Assure Convertible Debentures under the Convertible Note Exchange Offer. If the Common Stock is delisted from the Nasdaq Capital Market, there could be a signifcant loss of value to stockholders related thereto and the Company would need to seek alternative strategic transactions at a lesser valuation and which may affect the ability of the Company to pay the outstanding Assure Convertible Debentures that are not tendered. Further, Centurion Financial Trust, the holder of the Company’s $11 million debenture, may foreclose on its security interest in all of the Company’s assets which would result in holders of the Assure Convertible Debentures not receiving any value for their Assure Convertible Debentures.

The Convertible Note Exchange Offer may be a taxable exchange for U.S. federal income tax purposes.

The Convertible Note Exchange Offer may constitute a taxable exchange for U.S. federal income tax purposes. For a summary of certain material U.S. federal income tax consequences resulting from participation in the Convertible Note Exchange Offer, please refer to the discussion below under the heading “Certain Material United States Federal Income Tax Considerations”. All Holders should consult their own tax advisors regarding the potential U.S. federal, state, local and non-U.S. tax consequences of participating in the offer in light of each Holder’s personal circumstances.

Summary of Risks related to Assure

We and our business are subject to material risks, which could cause actual results, performance and achievements to differ materially from those anticipated, and the risk factors set forth in the section entitled “Risk Factors” beginning on page 18 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference in this Offering Letter. Holders of Assure Convertible Debentures should review these risk prior to deteriming if they should tender into the Convertible Note Exchange Offer. These risks can be summarized as follows:

Business Related Risks

•	We’ve had historical negative operating results, and substantial doubt exists as to our ability to continue as a going concern.

•	There is meaningful decrease in underlying commercial insurance reimbursement for IONM services provided.

•	We anticipate we will be required to raise additional capital to finance our operations; however, we may not be able to do so when necessary and/or on terms advantageous or acceptable to us.

•	We face significant competition from other health care providers.

•	We rely on key personnel, industry partners and our ability to hire experienced employees and professionals.

•	The intraoperative neuromonitoring industry is relatively new and is subject to risk associated with public scrutiny and gaps in technician oversight and formal board reviews.

•	We are subject to fluctuations in revenues and payor mix.

•	We depend on reimbursement from a small group of third-party payors which could lead to delays and uncertainties in the reimbursement rate and process.

•	Our performance is greatly dependent on decisions that Third-Party Payors make regarding their out-of-network benefits and alternatively, our ability to collect from these Third-Party Payors.

•	State and Federal surprise billing legislation could lead to lower reimbursement rates.

•	Our revenues will depend on our customers’ continued receipt of adequate reimbursement from private insurers and government sponsored health care programs.

•	Changes in accounting estimates due to changes in circumstances may require us to write off accounts receivables or write down intangible assets, such as goodwill, may have a material impact on our financial reporting and results of operations.

•	We may be subject to professional liability claims.

•	We may be subject to liability claims for damages and other expenses not covered by insurance that could reduce our earnings and cash flows.

•	We are subject to rising costs, including malpractice insurance premiums or claims may adversely affect our business.

•	We may incur unexpected, material liabilities as a result of acquisitions.

•	Our reliance on software-as-a-service (“SaaS”) technologies from third parties may adversely affect our business and results of operations.

•	Our reliance on third party providers of neurology oversight services may adversely affect our business and results of operations.

•	Our business depends on network and mobile infrastructure developed and maintained by third-party providers. Any significant interruptions in service could result in limited capacity, processing delays and loss of customers.

•	Cybersecurity incidents could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation and results of operations.

•	We have identified and disclosed in this Form 10-K material weaknesses in our internal control over financial reporting. If we are not able to remediate these material weaknesses and maintain an effective system of internal controls, we may not be able to accurately or timely report our financial results, which could cause our stock price to fall or result in our stock being delisted.

•	Proposed legislation in the U.S. Congress, including changes in U.S. tax law and the Inflation Reduction Act of 2022, may adversely impact us and the value of our common stock and pre-funded warrants.

Health Care Industry Regulatory Risks

•	Our business is subject to substantial government regulation.

•	Our operations are subject to the nation’s health care laws, as amended, repealed, or replaced from time to time.

•	A cyber security incident could cause a violation of HIPAA, breach of customer and patient privacy, or other negative impacts.

•	If we fail to comply with applicable laws and regulations, we could suffer penalties or be required to make significant changes to our operations.

Risk Related to our Debenture

•	Restrictive covenants in our loan agreements with Centurion Financial Trust may restrict our ability to pursue our business strategies.

•	Our obligations to Centurion Financial Trust are secured by a security interest in substantially all of our assets, if we default on those obligations, the lender could foreclose on our assets.

Risk Related to our Stock

•	We have not been in compliance with the requirements of the Nasdaq for continued listing and if Nasdaq does not concur that we have adequately remedied our non-compliance, our common stock may be delisted from trading on Nasdaq, which could have a material adverse effect on us and our stockholders.

•	The price of our common stock is subject to volatility.

•	Our bylaws designate the state and federal courts located in Denver, Colorado as the exclusive forum for certain types of actions and proceedings, which could limit a stockholder’s ability to choose the judicial forum for disputes arising with Assure Holdings Corp.

•	There is a limited trading market for our common stock.

•	Our common stock is listed in the U.S. on the Nasdaq and was historically traded in Canada on the TSX-V, but was voluntarily delisted on February 7, 2022. Historically, the trading volume for our common stock has been limited. Accordingly, investors may find it more difficult to buy and sell our shares. These factors may have an adverse impact on the trading and price of our common stock.

•	Our issuance of common stock upon exercise of warrants or options or conversion of convertible notes may depress the price of our common stock.

•	We qualify as an “emerging growth company” under the JOBS Act. As an “emerging growth company” we are subject to lessened disclosure requirements which could leave our stockholders without information or rights available to stockholders of more mature companies.

The foregoing is a summary of significant risk factors that we think could cause our actual results to differ materially from expected results. However, there could be additional risk factors besides those listed herein that also could affect us in an adverse manner. You should read the risk factors set forth in the section entitled “Risk Factors” beginning on page 18 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 which is incorporated herein by reference. See “Where You Can Find More Information and Incorporation by Reference” below on page 33.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

In addition, this Offer Letter and related materials contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. In some cases, the forward-looking information can be identified by words or phrases such as “anticipate,” “contemplate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “might,” “will,” “should,” “can have,” “likely,” “continue,” or “design”, or the negative of these terms, or other similar expressions intended to identify forward-looking information.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. Forward-looking information is based on certain assumptions and analyses made by the Company in light of the experience and perception of historical trends, current conditions and expected future developments and other factors it believes are appropriate and is subject to risks and uncertainties.

This forward-looking information includes, among other things, information and statements relating to:

•	Ability to continue going;
•	Historical operating results;
•	Underlying commercial reimbursement for our services provided;
•	Termination of manages service agreements;

•	Competition from other health care providers;
•	Reliance on key personnel and industry partners;
•	The novelty of the Intraoperative neuromonitoring (“IONM”)industry;
•	Fluctuation in revenues and payor mix;
•	Dependence on decisions by third-party payors for reimbursement rates and processes;
•	Dependence on decision by third-party payors regarding their out-of-network benefits;
•	Industry trend toward value-based purchasing;
•	State and federal billing legislation;
•	Receipt of adequate reimbursement from private insurers;
•	Changes in accounting estimates;
•	Dependence on relationships with physicians;
•	Professional liability claims;
•	Professional liability claims not covered by insurance;
•	Rising costs, including malpractice insurance premiums and claims;
•	Material liabilities from acquisitions;
•	Reliance on software-as-a-service (“SaaS”) technologies;
•	Network and mobile infrastructures;
•	Cybersecurity incidents;
•	Internal control over financial reporting;
•	Proposed legislation in the U.S. Congress;
•	Material weaknesses in internal control over financing reporting;
•	Direct and indirect consequences of the COVID-19 pandemic;
•	Substantial government regulation;
•	Civil Investigation by the U.S. Department of Justice;
•	National health care laws;
•	Potential violations of HIPPA;
•	Compliance with all state regulatory obligations;
•	Ability to meet contractual, regulatory, and other obligations;
•	Restrictive covenants in our loan agreements with Centurion Financial Trust;
•	Obligations to Centurion Financial Trust;
•	Dependence on Centurion Financial Trust for certain add-backs and one-time adjustments;
•	Compliance with the requirements of the NASDAQ;
•	Volatility of our Common Stock;
•	Choice of forum;
•	Limited trading for our Common Stock;
•	Exercise of warrant, options, or conversions and the effects on Common Stock;
•	Qualification as an “emerging growth company”;
•	Integrity of financial reporting; and
•	Impact of additional funds, finance acquisitions, or strategic relationships and how it impacts share ownership.

If any of these risks materialize or any of Assure’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Assure does not presently know that Assure currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Assure’s expectations, plans or forecasts of future events and views as of the date of this Proxy Statement/Prospectus. Assure anticipates that subsequent events and developments will cause Assure’s assessments to change. However, while Assure may elect to update these forward-looking statements at some point in the future, Assure specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Assure’s assessments as of any date subsequent to the date of this Proxy Statement/Prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. Actual results, performance or achievements may, and are likely to, differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements were based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond Assure’s control.

THE CONVERTIBLE NOTE EXCHANGE OFFER

Participation in the Convertible Note Exchange Offer involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors” above. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisor as necessary before deciding whether or not to participate in this Offer. In addition, we strongly encourage you to read this Offer Letter in its entirety and the publicly-filed information about the Company incorporated by reference herein, before making a decision regarding the Convertible Note Exchange Offer.

This Exchange Offer will expire on July 19 at 11:59 p.m. Denver Time (such date and time may be extended in accordance with applicable law). You may withdraw your Assure Convertible Debenture that you tendered in the Convertible Note Exchange Offer on or prior to this date.

General Terms and Eligibility

General Terms

Subject to the terms and conditions contained in this Offering Letter, we are offering each Holder of Assure Convertible Debentures, the opportunity to exchange all of such Assure Convertible Debentures for shares of Common Stock. Currently, there are approximately $3.1 million principal face value of Assure Convertible Debentures outstanding.

Pursuant to the Convertible Note Exchange Offer, each Holder who validly tenders and does not revoke all Assure Convertible Debentures held by such Holder will receive the Exchange Consideration, being for each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, July 15, 2024, of Assure Convertible Debentures, such number of shares of Common Stock equal to the quotient of $1,000 divided by $0.233. Based on approximately $3.1 million in principal face value of Assure Convertible Debentures outstanding, this would result in the issuance of approximately 13.3 million shares of Common Stock from treasury.

Holders who tender and do not revoke their Assure Convertible Debentures in the Convertible Note Exchange Offer will not be entitled to any interest on such Assure Convertible Debentures from July 19, 2024, regardless of when the Convertible Note Exchange Offer closes and settles, and any subsequent interest that would otherwise have been earned on such Assure Convertible Debentures will be deemed paid in full upon receipt of the Exchange Consideration in the Convertible Note Exchange Offer.

A Holder who desires to tender Assure Convertible Debentures in the Convertible Note Exchange Offer must tender all of such Holder’s Assure Convertible Debentures.  Partial tenders will not be permitted. Assure Convertible Debentures properly tendered and accepted are revocable until the Expiration Date.

Assure will not issue fractional shares of Common Stock in connection with the Convertible Note Exchange Offer. Holders otherwise entitled to receive a fractional share will receive a cash payment in an amount equal to product of the Exchange Price multiplied by the fraction of a share to which such Holder is entitled. Such cash payment will be subject to federal income tax, as described further below in “Certain Material United States Federal Income Tax Considerations” beginning on page 33. In addition, such Holders will not be entitled to receive interest for the period of time between the Expiration Date of the Convertible Note Exchange Offer and the date they receive payment in lieu of fractional shares.  The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

The Convertible Note Exchange Offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act.  The shares of Common Stock to be issued in the Convertible Note Exchange Offer have not been and will not be registered with the SEC.  The shares of Common Stock that you receive in the Convertible Note Exchange Offer, however, are expected to be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act.

Eligibility

You are an “eligible Holder” if you are a holder or permitted transferee of an Assure Convertible Debenture.

To participate in the offer, you must hold Assure Convertible Debentures (as described below).

Number of Debentures

Subject to the terms and conditions of this Convertible Note Exchange Offer, we will accept for exchange, all Assure Convertible Debentures that are held by eligible Holders and that are properly elected to be exchanged, and such election is not validly withdrawn, before the Expiration Date. Currently, there are Assure Convertible Debentures outstanding with approximately $3.1 million principal face value.

The Assure Convertible Debentures acquired pursuant to the Convertible Note Exchange Offer will be retired and cancelled by the Company

Transactions in Assure Convertible Debentures

On November 22, 2019, the Company launched a non-brokered private placement of convertible debenture units (“CD Unit”) for gross proceeds of up to $4 million, with an option to increase the offering by an additional $2 million (the “CD Offering”). Each CD Unit consisted of Assure Convertible Debentures with a 9% coupon rate and a conversion price of $140 per share (as adjusted to reflect subsequent reverse stock splits) and common stock purchase warrants. On December 13, 2019, the Company closed on Tranche 1 of the CD Offering for gross proceeds of $965,000. Each CD Unit was offered at a price of $1. From January 2020 to April 2020, the Company closed on three separate tranches of the CD Offering for total proceeds of $1.7 million. Each CD Unit was offered at a price of $1.

At the end of April 2020, the Company launched a separate non-brokered private placement of convertible debenture units (“April CD Unit”) for gross proceeds of up to $500,000, with an option to increase the offering by an additional $500,000 (the “April Offering”). Each April CD Unit consisted of Assure Convertible Debentures with a 9% coupon rate and a conversion price of $140 per share (as adjusted to reflect subsequent reverse stock splits) and common stock purchase warrants. Each April CD Unit was offered at a price of $1. On May 21, 2020, the Company closed the April Offering.

The convertible debt matured during the period of December 2023 through March 2024. The Company has not paid the amounts due per the terms of the convertible debt agreements. As such, the convertible debt is payable on demand.

During April 2024, the Company entered into exchange agreements with certain Assure Convertible Debenture holders, whereby the Company agreed to issue 1,337,371 common shares to settle $334,000 of principal and interest owed..

Exchange Offer Period; Extension of Offer; Right to Terminate Offer

The Convertible Note Exchange Offer will be open until July 19, 2024, at 11:59 p.m., Denver Time, unless earlier withdrawn or extended by the Company. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Convertible Note Exchange Offer is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Holders who previously tendered Assure Convertible Debentures will have a right to withdraw such previously tendered Assure Convertible Debentures until the expiration of the Offer Period, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 6:00 a.m., Denver Time, on the next business day following the previously scheduled expiration date.

Assure also expressly reserves the right, in its sole discretion prior to the Expiration Date, to terminate the Convertible Note Exchange Offer and not accept for exchange any Assure Convertible Debentures that have been tendered.  We will announce any intention to terminate by disseminating notice by public announcement or otherwise as permitted by applicable law. If any tendered Assure Convertible Debentures are not accepted for exchange for any reason, any certificates representing such Assure Convertible Debentures will be returned to the registered holder thereof or as otherwise instructed in the Letter of Transmittal delivered in connection with the tender of such Assure Convertible Debentures.

At the Expiration Date, the original terms of any untendered Assure Convertible Debentures shall resume and continue to apply until the Assure Convertible Debentures expire by their terms of their respective expiration dates.

Conditions of the Convertible Note Exchange Offer

The consummation of the Convertible Note Exchange Offer is not conditioned upon the tender of any minimal number of Assure Convertible Debentures. Assure will take up for exchange any Assure Convertible Debentures deposited prior to the expiration of the Convertible Note Exchange Offer. A Holder who desires to tender Assure Convertible Debentures in the Convertible Note Exchange Offer must tender all of such Holder’s Assure Convertible Debentures.  Partial tenders will not be permitted. Assure Convertible Debentures properly tendered and accepted are revocable until the Expiration Date.

The Convertible Note Exchange Offer is conditioned upon each Holder desiring to participate in the Convertible Note Exchange Offer delivering to the Company in a timely manner a completed Letter of Transmittal, along with the holder’s Assure Convertible Debenture, and any other paperwork the Company reasonably deems necessary to effect such participation.

The conditions to this Convertible Note Exchange Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the Convertible Note Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this section will be final and binding upon all persons.

Purpose of the Convertible Note Exchange Offer

We are making this Convertible Note Exchange Offer as part of a series of transactions to gain compliance with the listing requirements of the Nasdaq Capital Market.

On July 25, 2023, the Company received a written notice from Nasdaq that, because the closing bid price for the Company’s common stock had fallen below $1.00 per share for 30 consecutive business days, the Company no longer complies with the minimum bid price requirement for continued listing on the Nasdaq.

On August 16, 2023, the Company received notice from the Nasdaq that the Company no longer satisfies the $2.5 million stockholders’ equity requirement for continued listing on the Nasdaq, or the alternatives to that requirement - a $35 million market value of listed securities or $500,000 in net income in the most recent fiscal year or two or the last three fiscal years - as required by Nasdaq Listing Rule 5550(b).

On May 16, 2024, the Company received a written notice from the Nasdaq Hearing Panel that it had granted the Company an extension to regain compliance with the continued listing requirements for the Nasdaq. The Hearings Panel granted the Company an extension until July 22, 2024, by which date the Company will be required to demonstrate compliance with all applicable initial listing requirements for the Nasdaq Capital Market in relation to its completion of its previously announced transaction with Danam.

On June 11, 2024, the Company terminated its agreement with Danam and submitted a new plan of compliance to the Nasdaq Hearing Panel. As of the date hereof, the Company is still awaiting notice from the Nasdaq Hearing Panel whether the Company’s previously granted extension to July 22, 2024 remain in place.

As submitted to the Nasdaq Hearing Panel, this Convertible Note Exchange Offer is part of a series of transaction meant to meet the listing requirements of the Nasdaq by July 22, 2024, as follows:

•

A registered offering of shares of Common Stock and warrants to purchase shares of Common Stock pursuant to the Company’s registration statement of Form S-1 as filed with the United States Securities and Exchange Commission (the “SEC”) on June 21, 2024 for up to an aggregate amount of gross proceeds of approximately $9 million.

•

Issuing shares of Common Stock to holders of up to $6.0 of the Company’s outstanding accounts payable as part of subscriptions for shares of Common Stock, such issuances to occur from time to timr as a price per share equal to the Nasdaq Closing Price immediately prior to the signing of the binding agreements for such subscriptions.

•

Exchanging up to $8 million of its outstanding debenture with Centurion Financial Trust into shares of Common Stock at a price per share equal to the Nasdaq Closing Price immediately prior to the signing of the definitive agreement regarding such exchange.

•

A special meeting of the stockholders to consider and approve among other matters: (1) an increase in the Company’s authorized capital to 1,000,000,000 and (2) approval of blank check preferred stock of the Company.

If all, or most Holders elect not to exchange their Assure Convertible Debentures, the Company may not meet the listing standards of the Nasdaq Capital Market, may not be able to complete its transactions as contemplated above, will remain in default under the Assure Convertible Debentures and may end up declaring bankruptcy. There is no assurance that even if all the Assure Convertible Debentures are tendered for exchange that Assure’s Common Stock will meet the listing standards of the Nasdaq by July 22, 2024 and will continue to be listed. See “Risk Factors” above.

Neither we nor our board of directors makes any recommendation as to whether you should accept this Convertible Note Exchange Offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Convertible Note Exchange Offer and consult your own personal financial planner or other investment and tax advisors. You must make your own decision about whether to participate in this Convertible Note Exchange Offer.

Procedures for Electing to Exchange Assure Convertible Debentures

Partial Tenders Not Permitted

If you choose to participate in the Convertible Note Exchange Offer, you must exchange all of your Assure Convertible Debentures pursuant to the terms of the Convertible Note Exchange Offer. Partial tenders are not permitted.

ASSURE CONVERTIBLE DEBENTURES NOT EXCHANGED DURING THE OFFER PERIOD SHALL, AFTER THE EXPIRATION OF THE OFFER PERIOD, BE CONVERTIBLE IN ACCORDANCE WITH THE GENERAL TERMS OF SUCH ASSURE CONVERTIBLE DEBENTURE, AS THE TERMS OF SUCH ASSURE CONVERTIBLE DEBENTURE EXISTED PRIOR TO THE COMMENCEMENT OF THIS CONVERTIBLE NOTE EXCHANGE OFFER. UNEXCHANGED ASSURE CONVERTIBLE DEBENTURES SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS UNLESS, IN EACH CASE, SOONER SATISFIED, CONVERTED OR EXCHANGED AS PERMITTED BY THEIR RESPECTIVE TERMS.

Proper Election to Exchange Assure Convertible Debentures

Issuance of the Exchange Consideration upon exchange of the Assure Convertible Debentures pursuant to this Convertible Note Exchange Offer and acceptance of the Assure Convertible Debentures pursuant to this Convertible Note Exchange Offer, will be made only if the Assure Convertible Debentures are exchanged and tendered pursuant to the procedures described below. An exchange of Assure Convertible Debentures pursuant to the procedures below will constitute a binding agreement between the exchanging Holder of an Assure Convertible Debenture and the Company upon the terms and subject to the conditions of the Convertible Note Exchange Offer upon the Expiration Date.

Proper Tender of Assure Convertible Debentures

Required Submissions

Assure Convertible Debenture holders who have received a Letter of Transmittal are considered “registered owners” of Assure Convertible Debentures and, in order to exchange and tender Assure Convertible Debentures pursuant to the Convertible Note Exchange Offer, must ensure that the Company, as applicable, receives the following:

(i)	their Assure Convertible Debentures; and

(ii)	a properly completed and duly executed Letter of Transmittal or manually signed photocopy/facsimile thereof.

The method of delivery of all required documents is at the option and risk of the tendering Holders. If delivery is by mail, we recommend registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery. Assure Convertible Debentures will be deemed properly tendered during the Offer Period only if the Assure Convertible Debentures being exchanged are delivered to the Company by 11:59 p.m., Denver Time, on July 19, 2024, at Assure Holdings Corp., Attn: 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111 and are accompanied by properly completed and duly executed Letter of Transmittal.

In the Letter of Transmittal, the exercising Holder must: (1) set forth his, her or its name and address; and (2) set forth the Assure Convertible Debenture being tendered for exchange. Certificates or DRS advice slips representing the shares of Common Stock to be issued upon exchange of the Assure Convertible Debentures tendered during the Offer Period will be delivered as set forth in the section of this Offer Letter entitled “The Offer—Acceptance for Issuance of the Exchange Consideration” beginning on page 36.

If the Letter of Transmittal is signed by someone other than the registered owner of the Assure Convertible Debentures (for example, if the registered owner has appointed a Power of Attorney, assigned the Assure Convertible Debentures to a third-party, or is unable to execute the Letter of Transmittal), the Assure Convertible Debentures must be endorsed or accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the Assure Convertible Debentures, with the signature(s) on the Assure Convertible Debentures or assignment documents guaranteed.

We intend to confirm the receipt of your Letter of Transmittal by email or in the event you do not have an email address, by letter delivered by overnight courier, within two (2) business days of our receipt. If you have not received an email confirmation or letter confirmation, you must confirm that we have received your Letter of Transmittal. Only responses that are complete, signed, dated and actually received by Mr. Farlinger by the deadline will be accepted.

ALL DELIVERIES IN CONNECTION WITH THE CONVERTIBLE NOTE EXCHANGE OFFER, INCLUDING THE LETTER OF TRANSMITTAL AND ASSURE CONVERTIBLE DEBENTURES MUST BE MADE TO THE COMPANY. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY TO THE COMPANY.

Backup Withholding

To prevent backup withholding tax, each tendering Holder of Assure Convertible Notes (or other payee) must provide Assure with such Holder’s (or other payee’s) correct taxpayer identification number and certify that such Holder (or other payee) is not subject to backup withholding by completing Substitute Form W-9 included in the Letter of Transmittal or provide another adequate basis for an exemption from backup withholding, including with respect to non-U.S. persons, completing a Form W-8.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance of any tender of Assure Convertible Debentures will be determined by us, in our sole discretion, and our determination shall be final and binding, subject to the judgment of any court with jurisdiction over us. We reserve the absolute right, subject to the judgment of any court, to reject any or all tenders of Assure Convertible Debentures that we determine are not in proper form or reject any tender of Assure Convertible Debentures that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to the judgment of any court with jurisdiction over us, to waive any defect or irregularity in any tender of the Assure Convertible Debentures. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The exchange of Assure Convertible Debentures pursuant to the procedure described above will constitute a binding agreement, effective as of the Expiration Date, between the tendering Holder and the Company upon the terms and subject to the conditions of the Convertible Note Exchange Offer.

Withdrawal Rights

Tenders of Assure Convertible Debentures made pursuant to the Convertible Note Exchange Offer may be withdrawn at any time prior to the Expiration Date of the Offer Period. If the Offer Period is extended, you may withdraw your tendered Assure Convertible Debentures at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Assure Convertible Debentures that are not accepted by us for payment of the Exchange Consideration by July 22, 2024 may be withdrawn.

To be effective, a completed and signed Withdrawal Form must be delivered to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com no later than 11:59 p.m., Denver Time, on July 19, 2024. Only withdrawals that are complete, signed and actually received by Mr. Farlinger by the deadline will be accepted.

Partial revocations are not permitted.

Any notice of withdrawal must specify the name of the person who tendered the Assure Convertible Debentures for which tenders are to be withdrawn and the number of Assure Convertible Debentures to be withdrawn. If the Assure Convertible Debentures to be withdrawn have been delivered to the Company, signed notice of withdrawal must be submitted prior to release of such Assure Convertible Debentures. In addition, such notice must specify the name of the registered owner (if different from that of the tendering Holder). Withdrawal may not be cancelled, and Assure Convertible Debentures for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Convertible Note Exchange Offer. However, Assure Convertible Debentures for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “The Exchange Offer—Procedure for Tendering Assure Convertible Debentures” at any time prior to the expiration of the Offer Period.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the judgments of any courts with jurisdiction over us that might provide otherwise. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court with jurisdiction over us.

We intend to confirm the receipt of your Withdrawal Form by email or in the event you do not have an email address, by letter delivered by overnight courier, within two (2) business days of our receipt. If you have not received an email or letter confirmation, you must confirm that we have received your Withdrawal Form. Only responses that are complete, signed, dated and actually received by Mr. Farlinger by the deadline will be accepted.

Lost or Missing Certificates

If a Holder desires to tender Assure Convertible Debentures pursuant to the Convertible Note Exchange Offer but any such Assure Convertible Debentures has been mutilated, lost, stolen or destroyed, such Holder must write to or telephone the Company at the address listed above concerning the procedures for obtaining replacement of such Assure Convertible Debentures, arranging for indemnification or any other matter with regard to such tender.

Acceptance for Issuance of the Exchange Consideration

Upon the terms and subject to the conditions of the Convertible Note Exchange Offer, we will accept for exchange Assure Convertible Debentures validly tendered until 11:59 p.m., Denver Time, on July 19, 2024, unless earlier withdrawn or further extended by the Company. The certificates or DRS advice slips representing the shares of Common Stock to be issued as the Exchange Consideration upon the exchange of Assure Convertible Debentures during the Offer Period, will be delivered promptly (within 10 days) following the expiration of the Offer Period.

In all cases, Assure Convertible Debentures will only be accepted for exchange pursuant to the Convertible Note Exchange Offer after timely receipt by the Company of (i) Assure Convertible Debentures and (ii) a properly completed and duly executed Letter of Transmittal or manually signed photocopy/facsimile thereof.

For purposes of the Convertible Note Exchange Offer, we will be deemed to have accepted for exchange Assure Convertible Debentures that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Assure Convertible Debenture holder of our non-acceptance.

Price Range of Shares Underlying the Assure Convertible Debentures

The primary trading market for our shares of common stock is the Nasdaq Capital Market. Our common stock trades under the symbol “IONM”. On June 18, 2024, the last reported sales price of our common stock as quoted on the Nasdaq was $0.22.

You should evaluate current market quotes for our Common Stock, among other factors, before deciding whether or not to accept this Convertible Note Exchange Offer.

Source and Amount of Consideration

We will accept your Assure Convertible Debenture if you have properly submitted them for exchange as described in this Offer Letter. There will be no additional consideration for the Assure Convertible Debentures exchanged for Exchange Consideration. The shares of Common Stock to be issued as Exchange Consideration will be issued from treasury.

Resales of Common Stock

The Common Stock issued pursuant to the Convertible Note Exchange Offer is expected to be freely tradable and will not constitute “restricted securities” as defined in Rule 144 of the Securities Act and may generally be resold by a holder who is not (i) an “affiliate” of Assure within the meaning of Rule 144 of the Securities Act or (ii) a broker-dealer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Common Stock was acquired in the ordinary course of such holder’s business and such holders have no arrangement or understanding with any person to participate in the distribution of Common Stock.

If you have any arrangement or understanding with any person to participate in the distribution of Common Stock, you (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.  A broker-dealer who holds Assure Convertible Debentures that were acquired for its own account as a result of market-making or other trading activities must comply with special rules under the Securities Act in connection with any resale of Common Stock received in exchange for such Assure Convertible Debentures.  In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Common Stock may not be offered or sold unless it has been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

Certificates representing the Common Stock will not include restrictive legends.  The Common Stock will not have the benefit of registration rights.

Legal Matters; Regulatory Approvals

Other than as described above, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the exchange as contemplated by the Convertible Note Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our Assure Convertible Debentures as contemplated herein. Should any additional approval or other action be required, we currently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the Convertible Note Exchange Offer to accept elections to tender Assure Convertible Debentures for exchange is subject to the conditions described in this Offer Letter.

If we are prohibited by applicable laws or regulations from exchanging Assure Convertible Debentures, we will not exchange such Assure Convertible Debentures. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the exchange, but if the exchange is prohibited on the Closing Date, we will not exchange any Assure Convertible Debentures and you will not receive any other benefit.

ACCOUNTING TREATMENT

To the extent that the number of shares of Common Stock issued in the Convertible Note Exchange Offer exceeds the number of shares that could have been converted under the original terms of the Assure Convertible Debentures, the Convertible Note Exchange Offer will be expensed on the statement of operations to the extent of the fair value of the excess number of shares issued.  The offset to the liability and the expense from the induced conversion would be a credit to paid-in capital.  If the number of shares of Common Stock issued in the Convertible Note Exchange Offer is less than the number of shares that could have been converted under the original terms of the Assure Convertible Debentures, the Convertible Note Exchange Offer will result in a debt extinguishment gain to the extent that the fair value of the issued shares allocable to the liability for Assure Convertible Debentures is less than their original carrying amount.

DESCRIPTION OF OTHER INDEBTEDNESS

Centurion Debt

In June 2121, Assure issued a debenture to Centurion Financial Trust (“Centurion”) with a maturity date of June 9, 2025 (the “Maturity Date”), in the principal amount of $11 million related to a credit facility comprised of a $6 million senior term loan (the “Senior Term Loan”), a $2 million senior revolving loan (the “Senior Revolving Loan”) and a $3 million senior term acquisition line (the “Senior Term Acquisition Line” and together with the Senior Term Loan and the Senior Revolving Loan, the “Credit Facility”).  Additionally, the Company issued 13,750 warrants with an exercise price of $1.20 which expire on June 14, 2025. During November 2021, the Company and Centurion entered into an amendment to allow the Senior Short Term Acquisition Line to be utilized for organic growth and general working capital purposes. Under the terms and conditions of the debt arrangement, Centurion modified their debt covenant calculations to allow bad debt expense to be excluded.  The Credit Facility matures in June 2125 and bears interest at the rate of the greater of 9.50% or the Royal Bank of Canada Prime Rate plus 7.05% per annum.

During April 2024, the Company entered into an exchange agreement with Centurion whereby the Company issued 236,164 common shares to settle $141 thousand of outstanding amounts owed under the Debenture agreement.

Short-Term Promissory Notes

During January 2024, the Company entered into short-term promissory notes to settle threatened legal action for a total of $692 thousand. The short-term promissory notes mature January 25, 2025 and incur interest at a rate of 6% per annum.   During April 2024, the Company paid $173 thousand to the short-term promissory note holders in accordance with the terms of the short-term promissory notes.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to a total of 250,000,000 shares of common stock, par value $0.001 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no cumulative voting rights. Further, holders of our common stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board out of our assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock.

The holders of shares of our common stock entitled to cast at least a majority of the total votes entitled to be cast by the holders of all of our outstanding capital stock, present in person or by proxy, are necessary to constitute a quorum at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. The vote of a majority of our stock held by shareholders present in person or represented by proxy and entitled to vote at the Meeting will be sufficient to elect Directors or to approve a proposal.

Anti-Takeover Provisions of Nevada State Law

Certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition arguably could benefit our stockholders. Nevada’s “combinations with interested stockholders” statutes, Nevada Revised Statues (“NRS”) 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested stockholder”, in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have made such an election in our original articles of incorporation.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.379, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

The following provisions of our articles of incorporation and bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our board of directors:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, with our stockholders only allowed to fill such a vacancy if not filled by the board;

•	the ability of our board of directors to alter our bylaws without obtaining shareholder approval; and

•	the requirement that a special meeting of stockholders may be called only by either (i) the directors; (ii) the chairman of the board; or (iii) the chief executive officer.

Forum Selection and Jurisdiction

Our bylaws provides that unless we consent in writing to the selection of an alternative forum, the applicable court of competent jurisdiction shall be the state and federal courts located in Denver, Colorado (the “Colorado Court”),which Colorado Court shall, to the fullest extent permitted by law, be the sole and exclusive forum for actions or other proceedings relating to:

•	a derivative action;

•	an application for an oppression remedy, including an application for leave to commence such a proceeding;

•	an action asserting a claim of breach of the duty of care owed by us; any director, officer or other employee or any shareholder;

•	an action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee or any shareholder;

•	an action or other proceeding asserting a claim or seeking a remedy pursuant to any provision of the Nevada Revised Statute or our articles or bylaws; and

•	an action or other proceeding asserting a claim against us or any director or officer or other employee of the Corporation regarding a matter of the regulation of our business and affairs.

The choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes, which may discourage such lawsuits. We interpret the forum selection clauses in our bylaws to be limited to specified actions and not to apply to actions arising under the Exchange Act or the Securities Act. Section 27 of the Exchange Act provides that, United States federal courts shall have jurisdiction over all suits and any action brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act provides that, United States federal and state courts shall have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Indemnification of Directors and Officers

The NRS empower us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

Pursuant to our articles, we may indemnify each of our present and future directors, officers, employees or agents who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees or agents of the Company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Company, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

COMPARISON OF RIGHTS OF HOLDERS OF ASSURE CONVERTIBLE DEBENTURES AND HOLDERS OF ASSURE COMMON STOCK

The following is a description of the material differences between the rights of Holders of Assure Convertible Debentures and holders of our Common Stock.  This summary may not contain all of the information that is important to you.  You should carefully read this entire Offering Letter including the documents incorporated by reference herein, for a more complete understanding of the differences between being a Holder of Assure Convertible Debentures and a holder of shares of our Common Stock.

Ranking

In any bankruptcy proceeding of Assure, our Common Stock would rank below all claims against us or holders of any of our indebtedness, including the Assure Convertible Debentures.  In a bankruptcy proceeding, all Holders of the Assure Convertible Debentures would be entitled to receive payment in full of principal and interest before any holders of our Common Stock receive any payments or distributions. Therefore, holders of our Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy proceeding of Assure until after our obligations to creditors, including the holders of the Assure Convertible Debentures, have been satisfied in full.

Dividends/Distributions

Holders of Common Stock are entitled to dividends thereon, when, as and if declared by our board of directors.  We have not paid cash dividends to date on our Common Stock and do not currently anticipate paying any cash dividends on our Common Stock in the foreseeable future.

Holders of the Assure Convertible Debentures are entitled to receive interest payments at an annual rate of 9% of their principal amount, but are not entitled to receive dividends on our Common Stock.  Holders of Common Stock are not entitled to any interest payments thereon.

Listing

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “IONM”. The last trading price of our Common Stock on the Nasdaq Capital Market was $0.22 on June 18, 2024.

The Assure Convertible Debentures are not listed on any national securities exchange.

Voting Rights

Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of Assure Convertible Debentures do not have voting rights.

Repurchase

Holders of our Common Stock do not have the right to require us to repurchase any shares of our Common Stock.

Upon the occurrence of a fundamental change, including a change of control and the termination of trading of our Common Stock, Holders of the Assure Convertible Debentures may require us to repurchase for cash all or part of their Assure Convertible Debentures at a price equal to the principal amount of the Assure Convertible Debentures, and all accrued and unpaid interest thereon.

Conversion

Each Assure Convertible Debenture is convertible at any time, and from time to time, into fully paid and nonassessable shares of our Common Stock.  The Assure Convertible Debentures are convertible at a conversion price of approximately $149 per share, subject to adjustment.

Our Common Stock is not convertible into any other security.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax consequences of participation in the Convertible Note Exchange Offer to beneficial owners of Assure Convertible Debentures and the consequences of owning and disposing of Common Stock received pursuant to the Convertible Note Exchange Offer.

This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”) and administrative interpretations and judicial decisions, all as in effect on the date of this Schedule TO and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained or will be requested, and the Company does not intend to seek a ruling from the United States Internal Revenue Service (the “IRS”), as to any of the tax consequences discussed below. There can be no assurance that the IRS will not challenge one or more of the tax consequences described below.

This discussion is limited to Holders who hold Assure Convertible Debentures (and who will hold, following the Convertible Note Exchange Offer, Common Stock) as a capital asset within the meaning of Section 1221 of the Code (generally, as property held for investment). This discussion does not address all aspects of U.S. federal income taxation, such as the U.S. alternative minimum income tax and the additional tax on net investment income, nor does it address any aspect of state, local or non-U.S. taxes, or U.S. federal taxes other than income taxes, such as federal estate and gift taxes. Except as provided below, this summary does not address tax reporting requirements. And, except as provided herein, this summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis. This discussion does not consider any specific facts or circumstances that may apply to a Holder and does not address the special tax considerations that may be applicable to particular Holders, such as:

•	insurance companies;
•	tax-exempt organizations and government organizations;
•	banks or other financial institutions;
•	brokers or dealers in securities or foreign currency;
•	traders in securities who elect to apply a mark-to-market method of accounting;
•	real estate investment trusts, regulated investment companies or mutual funds;
•	pension plans;
•	controlled foreign corporations (and shareholders therein);
•	passive foreign investment companies (and shareholders therein);
•	corporations organized outside the United States, any state thereof, or the District of Columbia that are nonetheless treated as U.S. persons for U.S. federal income tax purposes;
•	persons that own or will own (directly, indirectly or constructively) more than 5% of the total voting power or total value of the Company’s common stock;

•	corporations that accumulate earnings to avoid U.S. federal income tax;
•	persons subject to the alternative minimum tax;
•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	U.S. Holders that are subject to taxing jurisdictions other than, or in addition to, the United States with respect to their Assure Convertible Debentures (or, following the Convertible Note Exchange Offer, Common Stock);
•	Holders that hold Assure Convertible Debentures (or, following the Convertible Note Exchange Offer, Common Stock) in connection with a trade or business, permanent establishment, or fixed base outside the United States;
•	persons that have a “functional currency” other than the U.S. dollar;
•	persons that hold Assure Convertible Debentures (or, following the Convertible Note Exchange Offer, Common Stock) as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;
•	persons subject to special accounting rules;
•	S corporations (and shareholders thereof); and
•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes (and partners or other owners thereof).

If an entity or arrangement that is classified as a partnership (or other “pass-through

” entity) for U.S. federal income tax purposes holds Assure Convertible Debentures (or, following the Convertible Note Exchange Offer, Common Stock), the U.S. federal income tax consequences to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). This summary does not address the tax consequences to any such partner (or owner or participant). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to participation in the Convertible Note Exchange Offer as well as the ownership and disposition of Common Stock following the Convertible Note Exchange Offer.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Assure Convertible Debentures (or, following the Convertible Note Exchange Offer, Common Stock) who acquired such Assure Convertible Debentures in their “original issuance” from the Company that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

A “Non-U.S. Holder” is a beneficial owner of Assure Convertible Debentures (or, following the Convertible Note Exchange Offer, Common Stock) that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS APPLICABLE TO PARTICIPATION IN THE CONVERTIBLE NOTE EXCHANGE OFFER AS WELL AS THE OWNERSHIP AND DISPOSITION OF COMMON STOCK FOLLOWING THE CONVERTIBLE NOTE EXCHANGE OFFER.

Consequences to U.S. Holders

Exchange of Assure Convertible Debentures for Common Stock

The United States federal income tax consequences to exchanging U.S. Holders will depend in part whether the Assure Convertible Debentures are treated as “securities” for purposes of the reorganization provisions of the Code. Whether an instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that the term of a debt instrument at issuance is an important factor in determining whether the instrument is a security for United States federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that such debt instrument is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including, without limitation: (a) the security for payment; (b) the creditworthiness of the obligor; (c) the subordination or lack thereof to other creditors; (d) the right to vote or otherwise participate in the management of the obligor; (e) convertibility of the instrument into stock of the obligor; (f) whether payments of interest are fixed, variable or contingent; and (g) whether such payments are made on a current basis or accrued. The Company intends to take the position that, while not free from doubt, the Assure Convertible Debentures should be treated as securities for purposes of the reorganization provisions of the Code.

Assure Convertible Debentures Treated as Securities  If the Assure Convertible Debentures are “securities” for U.S. federal income tax purposes, the exchange of the Assure Convertible Debentures for Common Stock pursuant to the Convertible Note Exchange Offer would generally be a tax-deferred “recapitalization” for U.S. federal income tax purposes.  Accordingly, a U.S. Holder of Assure Convertible Debentures, generally would not recognize gain or loss on the receipt of Common Stock in exchange for Assure Convertible Debentures (except for any portion of the Common Stock that is attributable to accrued but unpaid interest on the Assure Convertible Debentures that has not previously been included in income and except for cash received in lieu of a fractional share of Common Stock).  Common Stock received for accrued but unpaid interest will be treated as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income.  Cash received in lieu of a fractional share of Common Stock will be treated as a payment in exchange for the fractional share.  Subject to the market discount discussion below, the receipt of cash in lieu of a fractional share will be a taxable exchange, resulting in capital gain or loss (measured by the difference between the cash received for the fractional share and the portion of the U.S. Holder’s tax basis in the Assure Convertible Debentures that is allocable to the fractional share).  Such gain or loss generally would be long-term capital gain or loss if, at the time of the exchange, the Assure Convertible Debentures were held for more than one year. Preferential tax rates may apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are limitations on the deductibility of capital losses.  U.S. Holders should consult their own tax advisor regarding the treatment of cash received in lieu of a fractional share.

A U.S. Holder’s aggregate initial tax basis in Common Stock received in the exchange (other than Common Stock received as accrued but unpaid interest) generally would be the same as such U.S. Holder’s aggregate tax basis in the Assure Convertible Debentures exchanged for such Common Stock, reduced by the portion of such basis allocable to cash received by such U.S. Holder in lieu of a fractional share.  A U.S. Holder’s adjusted tax basis in the Assure Convertible Debentures generally will be the price paid for the Assure Convertible Debentures by such U.S. Holder increased by any market discount (discussed below) previously included in income and reduced (but not below zero) by any amortizable bond premium previously deducted with respect to the Assure Convertible Debentures.  Amortizable bond premium is generally the excess of such U.S. Holder’s tax basis in the Assure Convertible Debentures immediately after they were acquired over their principal amount.  A U.S. Holder’s holding period in the Common Stock received in the exchange generally would include the period during which such U.S. Holder held the Assure Convertible Debentures.  A U.S. Holder’s tax basis in Common Stock received as accrued but unpaid interest will equal its fair market value and its holding period will commence on the day after the exchange.

Assure Convertible Debentures Not Treated as Securities  If the Assure Convertible Debentures are not “securities” for U.S. federal income tax purposes, their exchange for Common Stock would be a taxable event for U.S. federal income tax purposes.  In that case, a U.S. Holder would recognize gain or loss equal to the difference between the aggregate fair market value of the Common Stock received in the exchange (other than Common Stock received as accrued but unpaid interest) and such U.S. Holder’s adjusted tax basis in the Assure Convertible Debentures.  A U.S. Holder’s tax basis in the Assure Convertible Debentures is determined as described in the previous paragraph.  Subject to the market discount discussion below, a U.S. Holder’s gain or loss generally would be capital gain or loss if such U.S. Holder held the Assure Convertible Debentures for more than one year.  Capital gain of a non-corporate U.S. Holder is taxed at reduced capital gain rates. There are limitations on the deductibility of capital losses.  A U.S. Holder’s initial tax basis in the Common Stock received in the exchange will be its fair market value on the date of the exchange and its holding period will commence on the day after the exchange.

Market Discount

If a U.S. Holder acquired Assure Convertible Debentures for an amount less than their stated principal amount, then subject to a de minimis exception, the difference would treated as “market discount” for U.S. federal income tax purposes.  Under the market discount rules, any gain recognized on the exchange of the Assure Convertible Debentures generally would be treated as ordinary interest income to the extent of the market discount accrued during the U.S. Holder’s holding period for the Assure Convertible Debentures, unless the U.S. Holder had elected to include the market discount in income as it accrued.  Any market discount that had accrued on the Assure Convertible Debentures at the time of the exchange and that exceeded the gain recognized on the exchange, generally would be taxable as ordinary income upon disposition of the Common Stock received in the exchange.

Consequences of Holding Common Stock

Distributions

If the Company pays distributions of cash or property with respect to the Common Stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will first be treated as a tax-free return of the U.S. Holder’s investment, up to such U.S. Holder’s adjusted tax basis in its Common Stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “—Gain on Sale, Exchange or Other Taxable Disposition.”

Dividends the Company pays to a U.S. Holder that is a taxable corporation may be eligible for a dividends received deduction, subject to certain restrictions relating to, among others, the corporate U.S. Holder’s taxable income, holding period, and debt financing. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period and other requirements are met, dividends the Company pays to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Gain on Sale, Exchange or other Taxable Disposition

Upon the sale or other taxable disposition of Common Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in such Stock sold or otherwise disposed of. Such gain or loss generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Common Stock has been held by the U.S. Holder for more than one year. Preferential tax rates may apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Information Reporting and Backup Withholding Tax

In general, payments of interest on the Assure Convertible Debentures, payments of dividends on the Common Stock, and payments of the proceeds of a disposition (including a disposition pursuant to the Convertible Note Exchange Offer, a retirement or a redemption) of the Assure Convertible Debentures or Common Stock may be reported to the IRS, and may be subject to backup withholding tax (currently at a rate of 24%) unless the U.S. Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides (usually on IRS Form W-9) a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the U.S. Holder is not subject to backup withholding tax because of a failure to report all dividend and interest income. Backup withholding tax is not an additional tax but is, instead, an advance payment of tax that may be refunded to the extent it results in an overpayment of tax provided that the required information related to such refund is timely provided to the IRS. The Company will comply with all applicable reporting and withholding requirements of the IRS.

Consequences to Non-U.S. Holders

Exchange of Assure Convertible Debentures for Common Stock

Assure Convertible Debentures Treated as Securities

Subject to the discussion under the headings “Accrued and Unpaid Interest”, “- Information Reporting and Backup Withholding Tax”, and “- FATCA Withholding Taxes” below, if the Assure Convertible Debentures constitute “securities” for U.S. federal income tax purposes, as discussed above under the heading “Assure Convertible Debentures Treated as Securities”, and the Convertible Note Exchange Offer constitutes a “recapitalization” as a result, Non-U.S. Holders should not recognize taxable gain or loss in connection with the Convertible Note Exchange Offer.

Assure Convertible Debentures Not Treated as Securities

Subject to the discussion under the headings “Accrued and Unpaid Interest”, “- Information Reporting and Backup Withholding Tax”, and “- FATCA Withholding Taxes” below, if the Assure Convertible Debentures do not constitute “securities” for U.S. federal income tax purposes, as discussed above under the heading “Assure Convertible Debentures Not Treated as Securities”, and the Convertible Note Exchange Offer constitutes a taxable transaction for U.S. federal income tax purposes as a result, a Non-U.S. Holder generally will not be subject to United States federal income or withholding taxes with respect to gain, if any, recognized on the exchange of Assure Convertible Debentures for Common Stock pursuant to the Convertible Note Exchange Offer, unless:

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met, in which case the gain generally will be subject to tax at a rate of 30%; or

•	the Company is or has been a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time during the shorter of (a) the five-year period ending on the date of the disposition and (b) the period during which the Non-U.S. Holder held the Assure Convertible Debenture.

As discussed in greater detail below, the Company believes that it is not currently, and does not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes. However, the Company can provide no assurances that it is not currently, or will not become, a USRPHC. Non-U.S. Holders should consult with their own tax advisors regarding the consequences to them if the Company were to be a USRPHC.

Accrued and Unpaid Interest

Subject to the discussion under the headings “- Information Reporting and Backup Withholding Tax”, and “- FATCA Withholding Taxes” below, amounts properly allocable to accrued and unpaid interest generally will be subject to U.S. federal withholding tax at a rate of 30%, unless a treaty applies to reduce or eliminate that tax or unless such interest constitutes effectively connected income with a trade or business conducted by the Non-U.S. Holder within the United States (as discussed below under the heading “- Distributions”). To claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or Form W-8BEN-E, as applicable (or any successor form), before the payment. If a Non-U.S. Holder is claiming the benefits of a tax treaty, such Non-U.S. Holder might also be required to provide a taxpayer identification number.

Payments properly allocable to accrued but unpaid interest that are treated as effectively connected with a trade or business conducted by a Non-U.S. Holder within the United States are generally not subject to the 30% (or lower rate as may be specified by an applicable tax treaty) withholding tax if the Non-U.S. Holder provides a properly executed IRS Form W-8ECI stating that the payments are not subject to withholding because they are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If a Non-U.S. Holder is engaged in a trade or business in the United States and the payment is effectively connected with the conduct of that trade or business, the payment will generally have the consequences described above for a U.S. Holder (subject to any modification provided under an applicable income tax treaty). Any U.S. effectively connected income received by a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Consequences of Holding Common Stock

Distributions

If the Company pays distributions of cash or property with respect to shares of Common Stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder’s investment, up to such holder’s tax basis in its shares of Common Stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “— Gain on Sale, Exchange or Other Taxable Disposition of Shares of Common Stock.” Dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. In the case of any constructive distribution, it is possible that this tax would be withheld from any amount owed to the Non-U.S. Holder, including, but not limited to, distributions of cash, shares of common stock or sales proceeds subsequently paid or credited to that holder. If the Company is unable to determine, at the time of payment of a distribution, whether the distribution will constitute a dividend, the Company may nonetheless choose to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations. If the Company is a USRPHC and it does not qualify for the Regularly Traded Exception (as defined below), distributions which constitute a return of capital will be subject to withholding tax unless an application for a withholding certificate is filed to reduce or eliminate such withholding.

Distributions that are treated as effectively connected with a trade or business conducted by a Non-U.S. Holder within the United States are generally not subject to the 30% (or lower rate as may be specified by an applicable tax treaty) withholding tax if the Non-U.S. Holder provides a properly executed IRS Form W-8ECI stating that the distributions are not subject to withholding because they are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If a Non-U.S. Holder is engaged in a trade or business in the United States and the distribution is effectively connected with the conduct of that trade or business, the distribution will generally have the consequences described above for a U.S. Holder (subject to any modification provided under an applicable income tax treaty). Any U.S. effectively connected income received by a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

A Non-U.S. Holder who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, and satisfy applicable certification and other requirements. A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty generally may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Sale, Exchange or Other Taxable Disposition of Shares of Common Stock

Subject to the discussions below in “—Information Reporting and Backup Withholding” and “—FATCA Withholding Taxes,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other taxable disposition of our shares of Common Stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to a U.S. Holder, and, if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition; or

•	the Company is or has been a USRPHC for U.S. federal income tax purposes at any time during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of shares of Common Stock; provided that as long as the Company’s shares of Common Stock are regularly traded on an established securities market as determined under the U.S. Treasury Regulations (the “Regularly Traded Exception”), a Non-U.S. Holder would not be subject to taxation on the gain on the sale of shares of Common Stock under this rule unless the Non-U.S. Holder has owned: (i) more than 5% of the Company’s shares of Common Stock at any time during such 5-year or shorter period; or (ii) aggregate equity securities of the Company with a fair market value on the date acquired in excess of 5% of the fair market value of the Company’s shares of Common Stock on such date (in any case, a “5% Shareholder”). In determining whether a Non-U.S. Holder is a 5% Shareholder, certain attribution rules apply in determining ownership for this purpose. The Company believes that it is not currently, and does not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes. However, the Company can provide no assurances that it is not currently, or will not become, a USRPHC, or if the Company is or becomes a USRPHC, that the shares of Common Stock will meet the Regularly Traded Exception at the time a Non-U.S. Holder acquires such securities or sells, exchanges or otherwise disposes of such securities. Non-U.S. Holders should consult with their own tax advisors regarding the consequences to them of investing in a USRPHC. If the Company is a USRPHC, a Non-U.S. Holder will be taxed as if any gain or loss were effectively connected with the conduct of a trade or business as described above in “—Distributions” in the event that (i) such holder is a 5% Shareholder, or (ii) the Regularly Traded Exception is not satisfied during the relevant period.

Information Reporting and Backup Withholding Tax

The amount of interest and dividends paid to a Non-U.S. Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the Non-U.S. Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident.

Provided that a Non-U.S. Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable) or otherwise establishes an exemption, the Non-U.S. Holder generally will not be subject to backup withholding tax with respect to interest payments on, and the proceeds from the disposition of the Assure Convertible Debentures, unless the Company or the Company’s paying agent knows or has reason to know that the Holder is a United States person. Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition (including a redemption or retirement) of an Amended Debenture are as follows:

•	If the proceeds are paid to or through the United States office of a broker, a Non-U.S. Holder generally will be subject to backup withholding tax and information reporting unless the Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable) or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-United States office of a broker that is a United States person or that has certain specified United States connections, a Non-U.S. Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have any of the specified United States connections, a Non-U.S. Holder generally will not be subject to backup withholding tax or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) impose withholding of 30% on payments of interest payments on the Assure Convertible Debentures, dividends (including constructive dividends) paid on the Common Stock and, subject to the proposed regulations discussed below, on proceeds from sales or other disposition of Assure Convertible Debentures or Common Stock paid to “foreign financial institutions” (which is broadly defined for this purpose and includes investment vehicles) and certain other non U.S. entities unless various U.S. information reporting and due diligence requirements (relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Similarly, dividends and interest and, subject to the proposed regulations discussed below, proceeds from sales or other disposition in respect of Assure Convertible Debentures or Common Stock held by a Holder that is a non-financial non-U.S. entity that does not qualify under certain exceptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the Company or the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. The U.S. Department of the Treasury has proposed regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued, and which eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of Assure Convertible Debentures or Common Stock. Non-U.S. Holders should consult their own tax advisor regarding the effects of FATCA on participating in the Convertible Note Exchange Offer and owning and disposing of Common Stock received pursuant to the Convertible Note Exchange Offer.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PARTICIPATING IN THE CONVERTIBLE NOTE EXCHANGE OFFER AND OWNING AND DISPOSING OF COMMON STOCK RECEIVED PURSUANT TO THE CONVERTIBLE NOTE EXCHANGE OFFER.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PARTICIPATING IN THE CONVERTIBLE NOTE EXCHANGE OFFER.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

 We “incorporate by reference” information into this Offering Letter.  This means that we disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document or included in a subsequently filed document that is incorporated or deemed to be incorporated by reference in this document.  We incorporate by reference the documents listed below that we have previously filed with the SEC.  They contain important information about us and our financial condition.

The following documents are hereby incorporated by reference into this Offering Letter:

•	Our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 26, 2024;
•	Our Quarterly Report on Form 10-Q for the period ended March 3,1 2024 filed with the SEC on June 7, 2024’
•	Our Current Reports on Form 8-K filed with the SEC on January 3, 2024 (two filings), January 12, 2024, January 25, 2024, January 30, 2024, February 12, 2024, February 13, 2024, February 15, 2024, March 15, 2024, March 19, 2024, April 1, 2024, April 12, 2024, April 24, 2024, April 26, 2024, May 3, 2024, May 16, 2024, May 21, 2024, May 28, 2024 and June 12, 2024; and
•	The description of our Common Stock contained in our Form 8-A12B filed with the SEC on December 11, 1997, the description of our PIERS contained in our Form 8-A12B filed with SEC on September 7, 2021.

We also incorporate by reference all future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Item 2.02 or Item 7.01 of any Form 8-K which information is not deemed filed under the Exchange Act) until the expiration of the Convertible Note Exchange Offer.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Offering Memorandum and Consent Solicitation Statement (for documents incorporated by reference herein on the date hereof) or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Memorandum and Consent Solicitation Statement.

Each person to whom a copy of this Offer Letter is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Assure Holdings Corp. 7887 E. Belleview Ave., Suite 240, Denver, Colorado 80111.

INTERESTS OF OFFICERS AND DIRECTORS

To our knowledge, none of our directors, executive officers or controlling persons, or any of their affiliates, beneficially own any Assure Convertible Debentures or will be tendering any Assure Convertible Debentures pursuant to the Convertible Note Exchange Offer.

Except as set forth below, neither we nor any of our subsidiaries nor, to our knowledge, any of our directors, executive officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the Assure Convertible Debentures during the 60 days prior to the date hereof.

During April 2024, the Company entered into exchange agreements with certain Assure Convertible Debenture holders, whereby the Company agreed to issue 1,337,371 common shares to settle $334,000 of principal and interest owed.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following pro forma consolidated financial data as of and for the period ended March 31, 2024, and for the year ended December 31, 2023 have been derived by the application of pro forma adjustments to our historical consolidated financial statements incorporated by reference in this Offering Letter.  The pro forma summary consolidated balance sheet data as of March 31, 2024, gives effect to the Convertible Note Exchange Offer, excluding fees and expenses, as if it had occurred on the date of the consolidated balance sheet.  The unaudited pro forma consolidated statements of operations data for the period ended March 31, 2024, and the year ended December 31, 2023 give effect to the Convertible Note Exchange Offer as if each had occurred on January 1, 2023.  The unaudited pro forma consolidated financial data do not give effect to (i) Assure’s anticipated equity financing, (ii) the proposed conversion into shares of Common Stock of up to $8 million of the debenture held by Centurion or (iii) the issuance of shares of Common Stock upon the settlement of up to $6 million of outstanding accounts payable.

The historical consolidated financial data include certain reclassifications to conform to our current presentation.  The pro forma consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that actually would have been reported had the Convertible Note Exchange Offer been completed, nor is it indicative of our future financial position or results of operations.

The pro forma consolidated financial data are unaudited and based on assumptions that we believe are reasonable and should be read in conjunction with “Summary Consolidated Historical Financial Data” on page 5, and our consolidated financial statements and related notes from our Annual Report on Form 10-K for the year ended December 31, 2023 and our condensed consolidated financial statements and related notes from our Quarterly Report on Form 10-Q for the period ended March 31, 2023, in each case incorporated by reference in this Offering Letter.  The pro forma consolidated financial data assume that 100% of our outstanding Assure Convertible Debentures are exchanged for, or converted into, Common Stock pursuant to the Convertible Note Exchange Offer.

PRO FORMA CONSOLIDATED BALANCE SHEET DATA

(expressed in thousands of United States Dollars, except share amounts)

	Historical	Tender Offer		Proforma
	March 31, 2024	Adjust		March 31, 2024
	(unaudited)	(unaudited)		(unaudited)
ASSETS
Current assets
Cash	$376	$—		$376
Accounts receivable, net	2,065	—		2,065
Other current assets	1,287	—		1,287
Total current assets	3,728	—		3,728
Equity method investments	175	—		175
Operating lease right of use asset, net	537	—		537
Total assets	$4,440	$—		$4,440
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$7,788	$(366	)1	$7,422
Current portion of debt	13,426	(3,048	)2	10,378
Current portion of lease liability	388	—		388
Current portion of acquisition liability	403	—		403
Short-term promissory notes	692	—		692
Other current liabilities	54	—		54
Total current liabilities	22,751	(3,414)		19,337
Lease liability, net of current portion	235	—		235
Acquisition liability, net of current portion	64	—		64
Total liabilities	23,050	(3,414)		19,636
SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock	8	—		8
Additional paid-in capital	55,799	3,414	1,2	59,213
Accumulated deficit	(74,417)	—		(74,417)
Total shareholders’ equity (deficit)	(18,610)	3,414		(15,196)
Total liabilities and shareholders’ equity (deficit)	$4,440	$—		$4,440

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(for the period ended March 31, 2024)

(expressed in thousands of United States Dollars, except share amounts)

	Historical			Proforma
	Three months ended	Tender Offer		Three months ended
	March 31, 2024	Adjust		March 31, 2024
	(unaudited)	(unaudited)		(unaudited)
Revenue, net	$9	$—		$9
Cost of revenues	475	—		475
Gross margin	(466)	—		(466)
Operating expenses
General and administrative	3,911	—		3,911
Gainon settlement of accounts payable	(181)	—		(181)
Total operating expenses	3,730	—		3,730
Loss from operations	(4,196)	—		(4,196)
Other income (expenses)
Interest expense	(527)	75	3	(452)
Other expense, net	156	—		156
Accretion expense	(102)	—		(102)
Total other expense, net	(473)	75		(398)
Loss from continuing operations before income taxes	(4,669)	75		(4,594)
Income tax benefit on continuing operations	—	—		—
Loss from continuing operations	(4,669)	75		(4,594)
Loss from discontinued operations, net of tax	908	—		908
Net loss	$(3,761)	$75		$(3,686)
Loss per share
Basic	$(0.54)	$0.01		$(0.53)
Diluted	$(0.54)	$0.01		$(0.53)
Weighted average number of shares used in per share calculation – basic	6,999,879	6,999,879		6,999,879
Weighted average number of shares used in per share calculation – diluted	6,999,879	6,999,879		6,999,879

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(for the year ended December 31, 2023)

(expressed in thousands of United States Dollars, except share amounts)

	Historical			Proforma
	Year ended	Tender Offer		Year ended
	December 31, 2023	Adjust		December 31, 2023
	(unaudited)	(unaudited)		(unaudited)
Revenue	$255	$—		$255
Cost of revenues	2,449	—		2,449
Gross margin	(2,194)	—		(2,194)
Operating expenses
General and administrative	13,524	—		13,524
Bad debt expense related to termination of managed service agreements	4,358	—		4,358
Bad debt expense related to termination of managed service agreements		—		—
Depreciation and amortization	6	—		6
Impairment charge	—	—		—
Total operating expenses	17,888	—		17,888
Loss from operations	(20,082)	—		(20,082)
Other income (expenses)
Income from equity method investments	43	—		43
Interest income	11	—		11
Interest expense	(2,031)	300	3	(1,731)
Other expense, net	557	—		557
Accretion expense	(681)	—		(681)
Total other expense, net	(2,101)	300		(1,801)
Loss from continuing operations before income taxes	(22,183)	300		(21,883)
Income tax benefit on continuing operations	736	—		736
Loss from continuing operations	(21,447)	300		(21,147)
Loss from discontinued operations, net of tax	(4,631)	—	5	(4,631)
Net loss	$(26,078)	$300		$(25,778)
Loss per share
Basic	$(6.10)	$0.07		$(6.03)
Diluted	$(6.10)	$0.07		$(6.03)
Weighted average number of shares used in per share calculation – basic	4,276,820	4,276,820		4,276,820
Weighted average number of shares used in per share calculation – diluted	4,276,820	4,276,820		4,276,820

1. Reflects the conversion of the accrued interest related to the convertible notes converted to common shares.  Since the number of shares is not known, the Company has recorded the entire value to additional paid-in captial for presentation purposes.

2. Reflects the conversion of the fair value of the principal value of the convertible notes converted to common shares.  Since the number of shares is not known, the Company has recorded the entire value to additional paid-in captial for presentation purposes.

3. Reflects the amount of interest which would not have been incurred if the transaction occurred on January 1, 2023.